                                                    Registration No. 333-______
    As filed with the Securities and Exchange Commission on December 24, 1998
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------


                   CNA Financial Corporation                                                  CNA Financial Capital I
    (Exact name of registrant as specified in its charter)                                   CNA Financial Capital II
                                                                                             CNA Financial Capital III
                                                                                         (Exact name of each registrant as
                                                                                         specified in its Trust Agreement)
                                                                                                     Delaware
                           Delaware                                                       (State or other jurisdiction of
                (State or other jurisdiction of                                  Incorporation or organization of each registrant)
                 incorporation or organization)                                               Each to be Applied for
                          36-6169860                                                             (I.R.S. Employer
                       (I.R.S. Employer                                                         Identification No.)
                    Identification Number)                                                 c/o CNA Financial Corporation
                           CNA Plaza                                                                 CNA Plaza
                    Chicago, Illinois 60685                                                   Chicago, Illinois 60685
                        (312) 822-5000                                                            (312) 822-5000
 (Address, including zip code, and telephone number, including                          (Address, including zip code, and
     area code, of registrant's principal executive offices)                       telephone number, including area code, of each
                                                                                     registrant's principal executive offices)

------------------------


                            Jonathan D. Kantor, Esq.
              Senior Vice President, Secretary and General Counsel
                            CNA Financial Corporation
                                    CNA Plaza
                             Chicago, Illinois 60685
                                 (312) 822-5000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                 With copies to:

Mitchell L. Hollins, Esq.                               Edward F. Petroskey
Michael D. Rosenthal, Esq.                              Brown & Wood L.L.P.
Sonnenschein Nath & Rosenthal                           One World Trade Center
8000 Sears Tower                                        58th Floor
Chicago, Illinois 60606                                 New York, New York 10048
(312) 876-8000                                          (212) 839-5300
                           ---------------------------
                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
              TO THE PUBLIC: From time to time after the effective
                      date of this Registration Statement.
                           ---------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering. / /

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                          ---------------------------






                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                                Proposed              Proposed
                                                                                maximum               maximum           Amount of
     Title of each class of Securities to be            Amount to be         offering price          aggregate         registration
                    registered                        registered(1)(2)        per unit(3)          offering price          fee
-----------------------------------------------------------------------------------------------------------------------------------
Securities of CNA Financial Corporation:
   Senior Debt Securities ........................
   Subordinated Debt Securities...................
   Subordinated Junior Debt Securities ...........
   Subordination Preferred Stock, no par value....
   Depositary Shares..............................
   Common Stock, $2.50 par value per share........
   Warrants.......................................
   Stock Purchase Contracts.......................
   Stock Purchase Units...........................
Preferred Securities of CNA Financial
Capital I.........................................
Preferred Securities of CNA Financial
Capital II........................................
Preferred Securities of CNA Financial
Capital III.......................................
Guarantees of Preferred Securities of CNA
Financial Capital I, CNA Financial Capital
II, and CNA Financial Capital III by CNA
Financial Corporation (4).........................    -----------------------------------------------------------------------------
    Total.........................................    $  600,000,000              100%             $ 600,000,000       $    166,800
===================================================================================================================================


(1) Such indeterminate number or amount of Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units of CNA Financial Corporation and Preferred Securities of CNA Financial Capital I, CNA Financial Capital II and CNA Financial Capital III as may from time to time be issued at indeterminate prices. Junior Debt Securities may be issued by CNA Financial Corporation and sold to CNA Financial Capital I, CNA Financial Capital II and CNA Financial Capital III, in which event such Junior Debt Securities may later be distributed to the holders of Preferred Securities upon a dissolution of CNA Financial Capital I, CNA Financial Capital II, and CNA Financial Capital III and the distribution of the assets thereof.

(2) Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial offering price for all securities of $600,000,000. In addition, this Registration Statement includes such presently indeterminate number of Offered Securities (as defined herein) as may be issuable from time to time upon conversion or exchange of the Offered Securities being registered hereunder.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended ("Securities Act"), and exclusive of accrued interest and dividends, if any.

(4) CNA Financial Corporation is also registering under this registration statement all other obligations that it may have with respect to Preferred Securities issued by CNA Financial Capital I, CNA Financial Capital II, and CNA Financial Capital III. No separate consideration will be received for any Guarantee or any other such obligations.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 24, 1998
                                   PROSPECTUS

                                  $600,000,000

                            CNA FINANCIAL CORPORATION

                            Senior Debt Securities
                         Subordinated Debt Securities
                      Subordinated Junior Debt Securities
                               Preferred Stock
                              Depositary Shares
                                 Common Stock
                                   Warrants
                           Stock Purchase Contracts
                             Stock Purchase Units

    CNA Financial Corporation's Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and traded on the Philadelphia Stock Exchange, under the trading symbol "CNA".

                                ----------------

                             CNA FINANCIAL CAPITAL I
                            CNA FINANCIAL CAPITAL II
                            CNA FINANCIAL CAPITAL III


                 Preferred Securities fully and unconditionally
                       guaranteed, as described herein, by

                            CNA FINANCIAL CORPORATION
                                ----------------

         We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to sell these securities without a supplement.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    The date of this Prospectus is December 24, 1998.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement (including any amendments and exhibits, the "Registration Statement") that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $600,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

         In this prospectus, we refer to:

         -        CNA Financial Corporation as "CNAF";

         -        CNAF and its subsidiaries as the "CNA Companies";

         - CNA Financial Capital I, CNA Financial Capital II and CNA Financial Capital III as the "CNA Capital Trusts"; and

         -        the securities offered by this prospectus as the "Offered
                  Securities".

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at the following addresses:

         -        450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C.
                  20549;

         - 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048; and

         - Suite 1400, Citicorp Center, 14th Floor, 500 West Madison, Chicago, Illinois 60661.

You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         CNAF's common stock ("Common Stock") is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. You also can find copies of CNAF's SEC filings at the offices of these stock exchanges at the addresses listed below:

         - New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005;

         - Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60603; and

         - Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Offered Securities.

         -        Annual Report on Form 10-K for the year ended December 31,
                  1997;

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

         - Current Reports on Form 8-K, filed February 6, 1998, April 17, 1998, August 6, 1998 and December 3, 1998; and

         - The description of the Common Stock contained in the registration statement on Form S-3 (File No. 33-35250) filed on June 6, 1990 (the "Common Stock Description").

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:


                          Office of the General Counsel
                            CNA Financial Corporation
                                    CNA Plaza
                             Chicago, Illinois 60685
                                 (312) 822-5000

         We have not included, or incorporated by reference, separate financial statements of any of the CNA Capital Trusts. The CNA Capital Trusts are newly formed and have no operating history or independent operations. The sole purposes of the CNA Capital Trusts will be to issue common and preferred securities and to use the proceeds to purchase junior subordinated debt securities ("Junior Debt Securities") from CNAF. All of the voting securities of the CNA Capital Trusts will be owned by CNAF (or one of the other CNA Companies) and all of the obligations of the CNA Capital Trusts will be fully guaranteed by CNAF. Because of these factors, we do not believe that separate financial statements for the CNA Capital Trusts would be helpful to you in considering an investment in any of the Offered Securities.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes a number of statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as "believes", "expects", "intends", "anticipates", "estimates", and similar expressions. Forward-looking statements, by their nature, are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the results expected in the forward-looking statement. Many of these risks and uncertainties cannot be controlled by the CNA Companies. Some examples of these risks and uncertainties are:

  - general economic and business conditions;

  - competition;

  - changes in financial markets such as fluctuations in interest rates, credit conditions and currency, commodity and stock prices;

  - changes in foreign, political, social and economic conditions; and

  - regulatory initiatives and compliance with governmental regulations, judicial decisions and rulings.

         Any forward-looking statements made in this prospectus are made by the CNA Companies as of the date of this prospectus. The CNA Companies do not have any obligation to update or revise any forward-looking statement contained in this prospectus, even if the expectations of the CNA Companies or any related facts or circumstances change.


                                THE CNA COMPANIES

         CNAF is a holding company whose subsidiaries consist primarily of property/casualty and life insurance companies. The CNA Companies collectively are among the largest writers of commercial property/casualty insurance and one of the ten largest insurance organizations in the United States. CNAF had assets of approximately $62.57 billion and stockholders' equity of approximately $8.97 billion as of September 30, 1998. CNAF's common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange and also traded on the Philadelphia Stock Exchange. The trading symbol for the Common Stock is "CNA". As of November 30, 1998, Loews Corporation ("Loews") owned approximately 85% of CNAF's outstanding common stock.

         CNAF was incorporated as a Delaware corporation in 1967. CNAF's principal subsidiaries are Continental Casualty Company ("CCC"), incorporated in 1897, Continental Assurance Company ("CAC"), incorporated in 1911, and The Continental Corporation ("Continental"), which is the holding company of The Continental Insurance Company ("CIC"), incorporated in 1853.

         The principal business of the CNA Companies is insurance. CCC, CIC and each of their property and casualty insurance affiliates generally conduct the property and casualty insurance operations of the CNA Companies. CAC and Valley Forge Life Insurance Company (a wholly owned subsidiary of CAC) generally conduct the life insurance operations of the CNA Companies. The principal market for insurance products offered by the CNA Companies is the United States.

         AS A HOLDING COMPANY, CNAF RECEIVES ITS OPERATING INCOME AND OPERATING CASH FLOW FROM ITS SUBSIDIARIES. CNAF RELIES UPON DISTRIBUTIONS FROM ITS SUBSIDIARIES AS WELL AS RETURNS ON ITS CASH AND INVESTED ASSETS TO GENERATE THE FUNDS NECESSARY TO MEET ITS OBLIGATIONS, INCLUDING ITS PAYMENT OF PRINCIPAL AND INTEREST ON ITS DEBT AND DIVIDENDS ON ITS CAPITAL STOCK. THE ABILITY OF CNAF'S SUBSIDIARIES TO MAKE SUCH PAYMENTS IS SUBJECT TO MANY FACTORS, INCLUDING APPLICABLE STATE LAWS AND ANY RESTRICTIONS THAT MAY BE CONTAINED IN CREDIT AGREEMENTS OR OTHER FINANCING ARRANGEMENTS ENTERED INTO BY SUCH SUBSIDIARIES. CREDITORS OF CNAF'S SUBSIDIARIES GENERALLY WILL HAVE PRIORITY AS TO THE ASSETS OF SUCH SUBSIDIARIES OVER THE CLAIMS OF CNAF AND THE HOLDERS OF CNAF'S INDEBTEDNESS AND CAPITAL STOCK, INCLUDING THE OFFERED SECURITIES.

                             THE CNA CAPITAL TRUSTS

         Each CNA Capital Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by one of the CNA Companies, as sponsor of the CNA Capital Trust, and a trustee for that CNA Capital Trust (the "Delaware Trustee") and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety (each, as so amended and restated, a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each CNA Capital Trust exists for the exclusive purposes of (i) issuing and selling its common and preferred securities, (ii) using the proceeds from the sale of its securities to acquire a series of Junior Debt Securities issued by CNAF, and
(iii) engaging in other related activities.

         All of the common securities of each CNA Capital Trust ("Common Securities") will be owned by CNAF. The common securities of a CNA Capital Trust will rank equal to, and payments will be made thereon in the same proportion as the preferred securities ("Preferred Securities") of such CNA Capital Trust, except that upon the occurrence and continuance of an event of default under a Trust Agreement resulting from an event of default under the indenture with respect to the Junior Debt Securities (a "Junior Debt Related Event of Default"), the rights of CNAF as holder of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities of such CNA Capital Trust. See "Description of Preferred Securities - Subordination of Common Securities." CNAF will acquire Common Securities in an aggregate liquidation amount equal to not less than 3% of the total capital of each CNA Capital Trust.

         Unless otherwise specified in the applicable prospectus supplement, each CNA Capital Trust has a term of approximately 55 years, but may terminate earlier as provided in the applicable Trust Agreement. Each CNA Capital Trust's business and affairs are conducted by its trustees, each appointed by CNAF as holder of the Common Securities. Unless otherwise specified in the applicable prospectus supplement, the trustees for each CNA Capital Trust will be The First National Bank of Chicago, as the property trustee (the "Property Trustee"), First Chicago Delaware, Inc., as the Delaware Trustee, and two individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the CNA Companies (collectively, the "Issuer Trustees"). The First National Bank of Chicago, as Property Trustee, will act as sole indenture trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. The First National Bank of Chicago will also act as trustee under the Guarantees and the Subordinated Indenture (as defined herein). See "Description of Guarantees" and "Description of Junior Debt." The holder of the Common Securities of a CNA Capital Trust, or the holders of a majority in liquidation preference of the related Preferred Securities if a Junior Debt Related Event of Default under the Trust Agreement for such CNA Capital Trust has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such CNA Capital Trust. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Trust Agreement. CNAF will pay all fees and expenses related to each CNA Capital Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each CNA Capital Trust.

         The principal executive office of each CNA Capital Trust is CNA Plaza, Chicago, Illinois 60685 and its telephone number is (312) 822-5000.

                                 USE OF PROCEEDS

         Except as otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the Offered Securities will be added to CNAF's general funds and used for general corporate purposes, which may include, but are not limited to, prepayment of other debt, and capital contributions to CNAF's subsidiaries to support such subsidiaries' continuing operations. Each CNA Capital Trust will use all proceeds received from the sale of its Preferred Securities to purchase CNAF's Junior Debt Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our ratio of earnings to fixed charges.




                                                              NINE
                                                          MONTHS ENDED                                  FISCAL YEAR ENDED
                                                          SEPTEMBER 30                                     DECEMBER 31
                                                       --------------------      -----------------------------------------------
                                                       1998            1997        1997      1996      1995(a)   1994       1993
                                                       ----            ----      -------   -------   -------   -------   --------
Ratios:
    Earnings to fixed charges(b)....................   3.9             6.4         6.8        6.8        5.6     (c)        2.7

    Earnings to fixed charges and preferred
      dividends(d)..................................   3.8             6.2         6.6        6.5        5.4     (e)        2.6

    Net income, as adjusted to fixed charges
      and preferred dividends(f)....................   4.1             6.9         7.1        7.4        5.8      1.5       7.6





------------------


(a) Includes the results of Continental from May 10, 1995, as a result of a merger consummated on May 10, 1995.

(b) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest and that portion of operating lease rental expense which is deemed to be an interest factor for such rentals.

(c) Earnings were insufficient to cover fixed charges for the year ended December 31, 1994 by $134 million primarily due to capital losses of $246 million which exceeded operating income of $101 million.

(d) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest and that portion of operating lease rental expense which is deemed to be an interest factor for such rentals. Fixed charges were increased by the preferred stock dividend amounts that would be required to meet such dividend payments.

(e) Earnings, as adjusted for interest expense and interest element of operating leases, were insufficient to cover fixed charges for the year ended December 31, 1994 by $39 million primarily due to capital losses of $246 million which exceeded operating income of $101 million.

(f) For purposes of computing this ratio, net income has been adjusted to include fixed charges after tax. Fixed charges consist of interest and that portion of operating lease rental expense which is deemed to be an interest factor for such rentals. Fixed charges were increased by the preferred stock dividend amounts that would be required to meet such dividend payments.

                            SECURITIES TO BE OFFERED

SECURITIES TO BE OFFERED BY CNAF

          CNAF may offer and sell from time to time under this prospectus:

          (1)  its unsecured senior debt securities ("Senior Debt Securities");

          (2) its unsecured subordinated debt securities ("Subordinated Debt Securities", and collectively with Senior Debt Securities, "Debt Securities");

          (3)  Junior Debt Securities;

          (4) shares of its common stock, par value $2.50 per share ("Common Stock");

          (5) shares of its preferred stock, no par value ("Preferred Stock"), which may be represented by depositary shares ("Depositary Shares");

          (6) warrants ("Warrants") to purchase Debt Securities, Junior Debt Securities, Common Stock, Preferred Stock or Depositary Shares;

          (7) purchase contracts ("Purchase Contracts") to purchase any of Debt Securities, Junior Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants and preferred securities ("Trust Preferred Securities") of the CNA Capital Trusts (collectively the "Purchase Contract Securities");

          (8) purchase units ("Purchase Units"), each representing ownership of a Purchase Contract and any of (x) Debt Securities or Junior Debt Securities, (y) debt obligations of third parties, including treasury bonds and similar obligations of the United States and/or (z) Trust Preferred Securities, securing the holder's obligations to purchase the applicable Purchase Contract Securities under the Purchase Contract.

          CNAF may offer to sell the Offered Securities in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale. Offered Securities may be sold for U.S. dollars, foreign denominated currency or currency units. Similarly, the amounts payable by CNAF as dividends, interest, principal or other distributions also may be payable in U.S. dollars, foreign denominated currency or currency units. Debt Securities and Junior Debt Securities may consist of debentures, notes or other evidences of indebtedness. CNAF will describe all of these terms in the prospectus supplement relating to the offer.

SECURITIES TO BE OFFERED BY THE CNA CAPITAL TRUSTS

          Each of the CNA Capital Trusts may offer and sell, from time to time, its Preferred Securities. CNAF will guarantee the obligation of the CNA Capital Trusts to pay (i) periodic cash distributions, (ii) liquidation amounts and
(iii) redemption payments with respect to the Preferred Securities. See "Description of Guarantees." EACH GUARANTEE WILL BE AN IRREVOCABLE GUARANTEE ON A SUBORDINATED BASIS OF THE RELATED CNA CAPITAL TRUST'S OBLIGATIONS UNDER THE PREFERRED SECURITIES, BUT WILL APPLY ONLY TO THE EXTENT THAT SUCH RELATED CNA CAPITAL TRUST HAS SUFFICIENT FUNDS TO MAKE SUCH PAYMENTS. THE GUARANTEE IS NOT A GUARANTEE OF COLLECTION. The guarantee is subordinate to all indebtedness of CNAF (including any Debt Securities which may be issued), except for (i) indebtedness of CNAF that is expressly made junior to or equal with the guarantees, (ii) non-recourse indebtedness, (iii) indebtedness of CNAF to any of the other CNA Companies or to any of its employees, (iv) CNAF's liabilities for taxes, (v) trade debt incurred in the ordinary course of business and (vi) Junior Debt Securities. CNAF may sell Junior Debt Securities in one or more series from time to time to CNA Capital Trust or a trustee of a CNA Capital Trust in connection with the investment of the proceeds from the offering of Trust Preferred Securities. The Junior Debt Securities purchased by a CNA Capital Trust may be subsequently distributed pro rata to the holder of Trust Preferred Securities and common securities of that CNA Capital Trust under certain circumstances.

          You should read the summaries of the Offered Securities below, as well as the description of the Offered Securities in the applicable prospectus supplement. For a further description of CNAF's Common Stock, you should refer to the Common Stock Description that is incorporated by reference in this prospectus from CNAF's registration statement on Form S-3 (File No. 33-35250) filed on June 6, 1990.

                       DESCRIPTION OF THE DEBT SECURITIES

         The Debt Securities will consist of notes, debentures or other evidences of indebtedness. Debt Securities may be issued from time to time in one or more series. The Senior Debt Securities will be issued under an Indenture, dated March 1, 1991, between CNAF and The First National Bank of Chicago, a national banking association, as trustee, as supplemented by a supplemental indenture, dated as of October 15, 1993 (as so supplemented, the "Senior Indenture"). The Subordinated Debt Securities will be issued under an Indenture between CNAF and the First National Bank of Chicago, a national banking association, as trustee (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and individually as the "Indenture". The First National Bank of Chicago, in its capacity as trustee under either or both of the Indentures is referred to hereinafter as the "Trustee".

         Each of the Indentures has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") and is subject to that act. Copies of the Senior Indenture and the form of the Subordinated Indenture are included as exhibits to the Registration Statement. The following description summarizes the material terms of the Indentures and the Debt Securities. Because it is only a summary, it does not contain all of the details found in the full text of the Debt Securities and the Indentures, including the definitions of certain terms used in the description of the Debt Securities in this prospectus, and other terms that are made a part of the Indentures by the Trust Indenture Act.

         The Indentures are substantially identical except for provisions relating to subordination. Any Debt Securities offered by this prospectus and any accompanying prospectus supplement are referred to herein as the "Offered Debt Securities."

GENERAL

         The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars, foreign currencies or units based on or related to foreign currencies. CNAF may sell Offered Debt Securities at par, a premium or an original issue discount. Offered Debt Securities sold at an original issue discount may bear no interest or interest at a below market rate. The specific terms of a series of Offered Debt Securities will be established in or pursuant to a resolution of CNAF's Board of Directors and/or in one or more supplemental indentures. Pursuant to the Indentures, CNAF can establish different rights with respect to each series of Debt Securities issued under the Indentures.

         The applicable prospectus supplement will provide information for the following terms of the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities):

         - the title of such Offered Debt Securities or the particular series thereof;

         - any limit on the aggregate principal amount of such Offered Debt Securities;

         - whether such Offered Debt Securities are to be issuable in registered form ("Registered Securities") or bearer form ("Bearer Securities") or both, whether any of such Offered Debt Securities are to be issuable initially in temporary global form and whether any of such Offered Debt Securities are to be issuable in permanent global form;

         - the price or prices (generally expressed as a percentage of the aggregate principal amount thereof) at which such Offered Debt Securities will be issued;

         - the date or dates on which such Offered Debt Securities will mature;

         - the interest rate or rates per annum for the Offered Debt Securities, or the formula by which such interest rate or rates shall be determined for the Offered Debt Securities, the dates from which any such interest on the Offered Debt Securities will accrue and the circumstances, if any, under which such interest rate or interest rate formula may be reset at the option of CNAF;

         - the interest payment dates on which any such interest on such Offered Debt Securities will be payable, the regular record date for any interest payable on such Offered Debt Securities that are Registered Securities on any interest payment date, and the extent to which, or the manner in which any interest payable on a Global Security on an interest payment date will be paid if other than in the manner described below under "Global Securities;"

         - the person to whom interest on any Registered Security of such series will be payable, if other than the person in whose name such Offered Debt Security (or one or more predecessor Offered Debt Securities) is registered at the close of business on the regular record date for such payment, and the manner in which, or the person to whom, any interest on any Bearer Security of such series will be payable, if otherwise than upon presentation and surrender of the coupons thereto;

         - if other than the principal amount of such Offered Debt Securities, the portion of the principal amount of such Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

         - any mandatory or optional sinking fund or analogous provisions;

         - each office or agency where, subject to the terms of the applicable Indenture as described below under "Payments and Paying Agents," the principal of any interest on such Offered Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Denominations, Registration and Transfer," such Offered Debt Securities may be presented for registration of transfer or exchange;

         - the date, if any, after which and the price or prices at which, such Offered Debt Securities may be redeemed, pursuant to any optional or mandatory redemption provisions, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions;

         - the denominations in which such Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof, and the denomination in which such Offered Debt Securities which are Bearer Securities will be issuable, if other than denominations of U.S. $5,000;

         - the currency or currencies of payment of principal of and any premium and interest on such Offered Debt Securities;

         - any index used to determine the amount of payments of principal or any interest on such Debt Securities different from those described herein;

         - the application, if any, of any restrictive covenants or events of default that are in addition to or different from those described herein;

         -        the form of such Offered Debt Security; and

         - any other terms and provisions of such Offered Debt Securities not inconsistent with the terms and provisions of the applicable Indenture, including without limitations any restrictive covenants which may be applicable to CNAF for the benefit of the holders of such Offered Debt Securities.

Any such prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to such Offered Debt Securities. Offered Debt Securities of any series may be issued in one or more tranches as described in the applicable prospectus supplement.

         If the purchase price of any of the Offered Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities are payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be described in the applicable prospectus supplement.

RANKING AND SUBORDINATION

         Senior Debt Securities.

         The Senior Debt Securities will rank equally with all of CNAF's other unsecured and unsubordinated indebtedness. As of September 30, 1998, CNAF had approximately $2.276 billion aggregate principal amount of indebtedness for borrowed money which would rank pari passu with the Senior Debt Securities. The Senior Indenture does not limit the amount of debt, either secured or unsecured, that may be issued by CNAF under the Senior Indenture or otherwise. In addition, CNAF's subsidiaries had approximately $691 million of indebtedness outstanding.

         Subordinated Debt Securities.

         Indebtedness evidenced by the Subordinated Debt Securities will be subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all CNAF's existing and future Senior Indebtedness. Senior Indebtedness is defined in the Subordinated Indenture as the principal of and interest on (including any interest that accrues after or would have accrued but for the filing of a petition initiating any proceeding pursuant to any bankruptcy law, regardless of whether such interest is allowed or permitted to the holder of such debt against the bankruptcy or any other insolvency estate of CNAF in such proceeding) and other amounts due on or in connection with any debt incurred, assumed or guaranteed by CNAF, whether outstanding on the date of the Subordinated Indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refundings of any such debt. Amounts outstanding under any Senior Debt Securities will be included in Senior Indebtedness. Excluded from the definition of Senior Indebtedness are the following: (a) any debt which expressly provides (i) that such debt shall not be senior in right of payment to the Subordinated Debt Securities, or (ii) that such debt shall be subordinated to any other debt of CNAF, unless such debt expressly provides that such debt shall be senior in right of payment to the Subordinated Debt Securities; and (b) any of CNAF's debt in respect of the Subordinated Debt Securities. As of September 30, 1998, CNAF had approximately $2.276 billion aggregate principal amount of indebtedness for borrowed money which would rank senior to the Subordinated Debt Securities and no borrowings which would rank junior or equal with the Subordinate Debt Securities.

         By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of Subordinated Debt Securities will be required to pay over their share of such distribution to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full; and (ii) creditors of CNAF who are not holders of Subordinated Debt Securities or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Subordinated Debt Securities.

         In the event that the Subordinated Debt Securities are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default, then CNAF is obligated to notify holders of Senior Indebtedness promptly of such acceleration. CNAF may not pay the Subordinated Debt Securities until 179 days have passed after such acceleration occurs and may thereafter pay the Subordinated Debt Securities if the terms of the Subordinated Indenture otherwise permit payment at that time.

         No payment of the principal, issue price plus accrued original issue discount (if any), redemption price, interest, if any, or any other amount payable with respect to any Subordinated Debt Security may be made, nor may CNAF acquire any Subordinated Debt Securities except as described in the Subordinated Indenture, if any default with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity of the Senior Indebtedness and either such default is the subject of judicial proceedings or CNAF receives notice of the default, unless

         - 179 days pass after notice of the default is given and such default is not then the subject of judicial proceedings or the default with respect to the Senior Indebtedness is cured or waived; and

         - the terms of the Subordinated Indenture otherwise permit the payment or acquisition of the Subordinated Debt Securities at that time.

DENOMINATIONS, REGISTRATION AND TRANSFER

         The Offered Debt Securities will be issuable as Registered Securities, Bearer Securities or both. Offered Debt Securities may be issuable in the form of one or more Global Securities, as described below under "Global Securities." Unless otherwise provided in the applicable prospectus supplement, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Offered Debt Securities represented by such Global Security. The prospectus supplement relating to Offered Debt Securities denominated in a foreign or composite currency will specify the denominations for these Offered Debt Securities.

         In connection with its original issuance, no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined below under "Limitations on Issuance of Bearer Security") and a Bearer Security may be delivered in connection with its original issuance only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not being acquired by or on behalf of a United States person (as defined below under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is being acquired by or on behalf of a United States person, that such United States person is a financial institution (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)) that is purchasing for its own account or for the account of a customer and which agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. See "Global Securities" and "Limitations on Issuance of Bearer Securities" below.

         Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Offered Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable prospectus supplement, any Bearer Security surrendered in exchange for a Registered Security between a record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest attached and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Except as provided in an applicable prospectus supplement, Bearer Securities will not be issued in exchange for Registered Securities.

         Offered Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the security registrar designated by CNAF or at the office of any transfer agent designated by CNAF for such purpose with respect to any series of Offered Debt Securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be made when the security registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. CNAF has initially appointed the Trustee as the security registrar under the Indentures. If a prospectus supplement refers to any transfer agent (in addition to the security registrar) initially designated by CNAF with respect to any series of Offered Debt Securities, CNAF may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. Exceptions to the prior sentence will occur if Offered Debt Securities of a series are issuable only as Registered Securities. CNAF will be required to maintain a transfer agent in each place of payment for such series. Similarly, if Offered Debt Securities of a series are issuable as Bearer Securities, then CNAF will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. CNAF may at any time designate additional transfer agents with respect to any series of Offered Debt Securities.

         In the event of any redemption in part, CNAF shall not be required to
(i) issue, register the transfer of or exchange Offered Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Offered Debt Securities of that series selected to be redeemed and ending at the close of business (a) if Offered Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption, and (b) if Offered Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Offered Debt Securities of that series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption.

PAYMENTS AND PAYING AGENTS

         Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any interest on Registered Securities (other than a Global Security) will be made at the office of such paying agent or paying agents (each a "Paying Agent") as CNAF may designate from time to time, except that, at the option of CNAF, payment of any interest may be made by check mailed to the address the payee entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the regular record date for such interest payment.

         Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on Bearer Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents as CNAF may designate from time to time, except that, at CNAF's option, payment of any interest may be made by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the regular record date for such interest payment.

         Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on Bearer Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents outside the United States as CNAF may designate from time to time, except that, at CNAF's option payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable prospectus supplement, payment of interest on Bearer Securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date. No payment with respect to any Bearer Security will be made at any of CNAF's offices or agencies in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained in the United States. Payments will not be made in respect of Bearer Securities or coupons relating to those Bearer Securities pursuant to presentation to CNAF or its Paying Agents within the United States. Notwithstanding the foregoing, payment of principal of and any interest on Bearer Securities denominated and payable in U.S. Dollars will be made at the office of CNAF's Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and CNAF has delivered to the Trustee an opinion of counsel to that effect.

         Unless otherwise indicated in an applicable prospectus supplement, the principal office of the Trustee in the City of New York will be designated as CNAF's sole Paying Agent for payments with respect to Offered Debt Securities which are issuable solely as Registered Securities. Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by CNAF for the Offered Debt Securities will be named in the applicable prospectus supplement. CNAF may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Offered Debt Securities of a series are issuable only as Registered Securities, CNAF will be required to maintain a Paying Agent in each place of payment of such series and, if Offered Debt Securities of a series are issuable as Bearer Securities, CNAF will be required to maintain (i) a Paying Agent in each place of payment for such series in the United States for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the circumstances described above, but not otherwise), (ii) a Paying Agent in each place of payment located outside the United States where Offered Debt Securities of such series and any coupons belonging thereto may be presented and surrendered for payment; provided that if the Offered Debt Securities of such series are listed on The International Stock Exchange, the London Stock Exchange or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, CNAF will maintain a Paying Agent in London or Luxembourg City or any other required city located outside the United States, as the case may be, for Offered Debt Securities of such series, and (iii) a Paying Agent in each place of payment located outside the United States where (subject to applicable laws and regulations) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon CNAF may be served.

         All monies paid by CNAF to a Paying Agent for the payment of principal of and any interest on any Offered Debt Securities that remains unclaimed for at least two years after such principal, premium or interest has become due and the payable will be repaid, at the request of CNAF to CNAF. After this repayment, the holder of such Offered Debt Security or any coupon relating thereto will look only to CNAF for payment thereof.

GLOBAL SECURITIES

         The Offered Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the prospectus supplement relating to such series. Global Securities may be issued only in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Offered Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

         The specific terms of the depository arrangement with respect to a series of Offered Debt Securities will be described in the prospectus supplement relating to such series. CNAF anticipates that the following provisions will generally apply to depository arrangements.

         Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Offered Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Offered Debt Securities or by CNAF if such Offered Debt Securities are offered and sold directly by CNAF. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

         So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Offered Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Offered Debt Securities of the series represented by such Global Security Registered in their names, will not receive or be entitled to receive physical delivery of any such Offered Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

         Payments of principal of and any premium and any interest on individual Offered Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Offered Debt Securities. None of CNAF, the Trustee, any Paying Agent or the Security Registrar for such Offered Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Offered Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         CNAF expects that the Depository for a series of Offered Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Offered Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Security for such Offered Debt Securities as shown on the records of such Depository or its nominee. CNAF also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

         If a Depository for a series of Offered Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by CNAF within 90 days, CNAF will issue individual Offered Debt Securities of such series in exchange for the Global Security representing such series of Offered Debt Securities. In addition, CNAF may, at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such Offered Debt Securities, determine not to have any Offered Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Offered Debt Securities of such series in exchange for the Global Security or Securities representing such series of Offered Debt Securities. Individual Offered Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by CNAF, of $1,000 and integral multiples thereof.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

         In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) other than to a Qualifying Branch of a United States Financial Institution (as defined below), and any underwriters, agents and dealers participating in the offering of Offered Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States or to United States persons (other than a Qualifying Branch of a United States Financial Institution) or deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a Bearer Security confirming that such purchaser represents that it is not a United States person or is a Qualifying Branch of a United States

Financial Institution and, if such person is a dealer, that it will send similar confirmations to purchasers from it. The term "Qualifying Foreign Branch of a United States Financial Institution" means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution listed under Treasury Regulation Section 1.165-12(c)(1)(v) that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder.

         Bearer Securities and any coupons relating thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income, any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

         The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, an estate or, for taxable years beginning before January 1, 1997, a trust the income of which is subject to United States federal income taxation regardless of its source or, for taxable years beginning after December 31, 1996, a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. The term "United States" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

DEFEASANCE

         The Indentures provide that CNAF will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee for such series of Debt Securities in trust of money and/or U.S. Government Obligations (as defined below) in an amount sufficient to pay the principal of and each installment of interest, if any, on the Debt Securities of such series on the maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, CNAF has delivered to such Trustee an Opinion of Counsel (who may be CNAF's counsel) to the effect that (i) holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and
(ii) the Debt Securities of such series, if then listed on The New York Stock Exchange, will not be delisted as a result of such deposit, defeasance and discharge.

         The Indentures provide that, if applicable, CNAF may omit to comply with any additional restrictive covenants imposed on CNAF in connection with the establishment of any series of Debt Securities and that clause (d) under "Events of Default" with respect to such restrictive covenants and clause (e) under "Events of Default" shall not be deemed to be an Event of Default under the applicable Indenture and the Debt Securities of any series, upon the deposit with the Trustee under the applicable Indenture, in trust of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and each installment of interest, if any, on the Debt Securities of such series on the maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. The obligations of CNAF under the applicable Indenture and Debt Securities of such series other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, CNAF has delivered to the Trustee an Opinion of Counsel (who may be counsel for CNAF) to the effect that (i) the holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred, and (ii) the Debt Securities of such series, if then listed on The New York Stock Exchange, will not be delisted as a result of such deposit and defeasance.

         In the event CNAF exercises its option to omit compliance with certain covenants of an Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than an Event of Default described in clauses (d) or (e) under "Events of Default," the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, CNAF will remain liable for such payments.

         The term "U.S. Government Obligation" means direct noncallable obligations of, or noncallable obligations guaranteed by, the United States or an agency thereof for the payment of which guarantee or obligation, the full faith and credit of the United States is pledged.

MODIFICATION OF THE INDENTURES

         The Indentures contain provisions permitting CNAF and the Trustee, with the consent of the holders of a majority of the principal amount of the Debt Securities of each series then outstanding under such Indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the applicable Indenture or modifying the rights of the holders of the Debt Securities of such series, except that no such supplemental indenture may, among other things, (i) extend the final maturity of any Debt Securities, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, impair the right to institute suit for payment thereof or reduce any amount payable upon any redemption thereof without the consent of the holder of the Debt Security so affected, or
(ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all outstanding Debt Securities. CNAF's Board does not have the power to waive any of the covenants of the Indentures including those relating to consolidation, merger or sale of assets.

EVENTS OF DEFAULT

         An Event of Default with respect to any series of Debt Securities is defined in the Indentures as being:

         - default by CNAF for thirty (30) days in the payment of any installment of interest on the Debt Securities of such series;

         - default by CNAF in the payment of any principal on the Debt Securities of such series when due;

         - default by CNAF in the payment of any sinking fund installment with respect to such series of Debt Securities;

         - default by CNAF in the performance of any of the agreements in the applicable Indenture contained therein for the benefit of the Debt Securities of such series which shall not have been remedied within a period of 60 days after receipt of written notice by CNAF from the Trustee for such series of Debt Securities or by CNAF and such Trustee from the holders of not less than 25% in principal amount of the Offered Debt Securities of such series then outstanding;

         - with respect to any series of Offered Debt Securities (unless otherwise specified in the accompanying prospectus supplement), the acceleration, or failure to pay at maturity, of any of CNAF's indebtedness for money borrowed exceeding $20,000,000 in principal amount, which acceleration is not rescinded or annulled or indebtedness paid within 15 days after the date on which written notice thereof shall have first been given to CNAF as provided in the applicable Indenture;

         - certain events of bankruptcy, insolvency or reorganization of CNAF (a "Bankruptcy Default"); or

         - any other Event of Default established in accordance with the applicable Indenture with respect to any series of Debt Securities.

No Event of Default (other than a Bankruptcy Default) with respect to a particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

         The Indentures provide that if an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, either the Trustee with respect to the Debt Securities of that series or the holders of at least 25% in aggregate principal amount of Debt Securities of that series then outstanding may declare the principal amount (or, if the Debt Securities of that series were sold at an original issue discount, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series and interest, if any, accrued thereon to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on Debt Securities of that series) may be waived by the holders of a majority in principal amount of the Debt Securities of that series then outstanding.

         The Indentures each contain a provision entitling the Trustee with respect to any series of Debt Securities, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of Debt Securities of such series before proceeding to exercise any right or power under the applicable Indenture at the request of the holders of such Debt Securities. The Indentures also provide that the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series of Debt Securities, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of such series. The Indentures each contain a covenant that CNAF will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists.

         No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy under such Indenture, unless (i) such holder previously shall have given the Trustee for such series of Debt Securities written notice of an Event of Default with respect to Debt Securities of that series and (ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and such Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, any right of a holder of any Debt Security to receive payment of the principal of and any interest on such Debt Security on or after the due dates expressed in such CNAF Debt Security and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without consent of such holder.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         CNAF covenants that it will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any Person, unless (i) either CNAF shall be the continuing corporation, or the successor corporation or the Person which acquires by sale or conveyance substantially all of the assets of CNAF (if other than CNAF) shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of and interest on all the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the applicable Indenture to be performed or observed by CNAF, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (ii) CNAF or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenants or condition.

         Other than the covenants described above, or as set forth in any accompanying prospectus supplement, the Indentures and the Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a takeover, recapitalization or highly leveraged transaction involving CNAF.

NO PERSONAL LIABILITY

         No past, present or future director, officer, employee or stockholder, as such, of CNAF or any successor thereof shall have any liability for any obligations of CNAF under the Debt Securities or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Debt Securities by accepting such Debt Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debt Securities.

THE TRUSTEE

         The Trustee in its individual or any other capacity may become the owner or pledgee of Debt Securities and may otherwise deal with CNAF or its Affiliates with the same rights it would have if it were not the Trustee provided it complies with the terms of the applicable Indenture. The CNA Companies and the Trustee may engage in normal and customary banking transactions from time to time.


                      DESCRIPTION OF JUNIOR DEBT SECURITIES

         The Junior Debt Securities may be issued in one or more series under a Junior Subordinated Indenture (the "Junior Indenture"), between CNAF and The First National Bank of Chicago, as trustee (the "Junior Indenture Trustee"). The Junior Indenture has been qualified under the Trust Indenture Act and is subject to that act. The form of the Junior Indenture is included as an exhibit to the Registration Statement. The following description summarizes the material terms of the Junior Indenture and the Junior Debt Securities. Because it is only a summary, it does not contain all of the details found in the full text of the Junior Debt Securities and the Junior Indenture, including the definitions of certain terms used in the description of the Junior Debt Securities in this prospectus, and those terms made a part of the Junior Indenture by the Trust Indenture Act.

GENERAL

         The Junior Indenture does not limit the aggregate principal amount of Junior Debt Securities that may be issued thereunder and provide that Junior Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars, foreign currencies or units based on or related to foreign currencies. CNAF may sell Junior Debt Securities at par, a premium or an original issue discount. As of September 30, 1998, CNAF had approximately $2.276 billion aggregate principal amount of indebtedness for borrowed money which would rank senior to the Junior Debt Securities, and no such indebtedness which is equal or junior to the Junior Debt Securities.

         The Junior Debt Securities will be issuable in one or more series pursuant to an indenture supplemental to the Junior Indenture or a resolution of CNAF's Board of Directors or a committee thereof.

         The applicable prospectus supplement will provide information for the following terms of the Junior Debt Securities:

         -        the title of the Junior Debt Securities or series thereof;

         - any limit upon the aggregate principal amount of the Junior Debt Securities;

         - the date or dates on which the principal of the Junior Debt Securities is payable (the "Stated Maturity") or the method of determination thereof;

         - the interest rate or rates, if any, for the Junior Debt Securities, the dates on which any such interest shall be payable, the right, if any, of CNAF to defer or extend an interest payment date, and the regular record date for any interest payable on any interest payment date or the method by which any of the foregoing shall be determined;

         - the place or places where, subject to the terms of the Junior Indenture as described below under "Payment and Paying Agents," the principal of and premium, if any, and interest on the Junior Debt Securities will be payable and where, subject to the terms of the Junior Indenture as described below under "--Denominations, Registration and Transfer," the Junior Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon CNAF in respect of the Junior Debt Securities and the Junior Indentures may be made ("Place of Payment");

         - any period or periods within or date or dates on which, the price or prices at which and the terms and conditions upon which Junior Debt Securities may be redeemed, in whole or in part, at the option of CNAF or a holder thereof;

         - the obligation or the right, if any, of CNAF or a holder thereof to redeem, purchase or repay the Junior Debt Securities and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Junior Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

         - the denominations in which any Junior Debt Securities shall be issuable if other than denominations of $25 and any integral multiple thereof;

         - if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Junior Debt Securities shall be payable, or in which the Junior Debt Securities shall be denominated;

         - any additions, modifications or deletions in the Events of Default or covenants of CNAF specified in the Junior Indenture with respect to the Junior Debt Securities;

         - if other than the principal amount thereof, the portion of the principal amount of Junior Debt Securities that shall be payable upon declaration of acceleration of the maturity thereof;

         - any additions or changes to the Junior Indenture with respect to a series of Junior Debt Securities as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

         - any index or indices used to determine the amount of payments of principal of and premium, if any, on the Junior Debt Securities and the manner in which such amounts will be determined;

         - the terms and conditions relating to the issuance of a temporary Global Security representing all of the Junior Debt Securities of such series and the exchange of such temporary Global Security for definitive Junior Debt Securities of such series;

         - subject to the terms described under "--Global Junior Debt Securities," whether the Junior Debt Securities of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Securities, which Depositary shall be a clearing agency registered under the Exchange Act;

         -        the appointment of any Paying Agent or Agents;

         - the terms and conditions of any obligation or right of CNAF or a holder to convert or exchange the Junior Debt Securities into Preferred Securities;

         - the form of the Trust Agreement and Guarantee Agreement, if applicable;

         - the relative degree, if any, to which such Junior Debt Securities of the series shall be senior to or be subordinated to other series of such Junior Debt Securities or other indebtedness of CNAF in right of payment, whether such other series of Junior Debt Securities or other indebtedness are outstanding or not; and

         - any other terms of the Junior Debt Securities not inconsistent with the provisions of the Junior Indenture.

         If the purchase price of any of the Junior Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest, if any, on any Junior Debt Securities are payable in a foreign currency or currencies or currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Junior Debt Securities and such foreign currency or currency units will be set forth in the applicable prospectus supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

         Unless otherwise specified in the applicable prospectus supplement, the Junior Debt Securities will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. Junior Debt Securities of any series will be exchangeable for other Junior Debt Securities of the same issue and series, of any authorized denominations, of a like aggregate principal amount, of the same Original Issue Date and Stated Maturity and bearing the same interest rate.

         Junior Debt Securities may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by CNAF for such purpose with respect to any series of Junior Debt Securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Junior Indenture. CNAF will appoint the Trustee as Securities Registrar under the Junior Indenture. If the applicable prospectus supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by CNAF with respect to any series of Junior Debt Securities, CNAF may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that CNAF maintains a transfer agent in each Place of Payment for such series. CNAF may at any time designate additional transfer agents with respect to any series of Junior Debt Securities.

         In the event of any redemption, neither CNAF nor the Junior Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Debt Securities of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Debt Securities of that series and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Debt Securities so selected for redemption, except, in the case of any Junior Debt Securities being redeemed in part, any portion thereof not to be redeemed.

PAYMENT AND PAYING AGENTS

         Unless otherwise indicated in the applicable prospectus supplement, payment of principal of (and premium, if any) and any interest on Junior Debt Securities will be made at the office of the Junior Indenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as CNAF may designate from time to time in the applicable prospectus supplement, except that at the option of CNAF payment of any interest may be made (i), except in the case of Global Junior Debt Securities, by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, payment of any interest on Junior Debt Securities will be made to the Person in whose name such Junior Debt Security is registered at the close of business on the Regular Record Date for such interest, except in the case of defaulted interest. CNAF may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however CNAF will at all times be required to maintain a Paying Agent in each Place of Payment for each series of Junior Debt Securities.

         All monies paid by CNAF to the Junior Indenture Trustee or any Paying Agent, or then held by CNAF in trust, for the payment of the principal of (premium) or interest on any Junior Debt Security remain unclaimed for two years after such principal (and premium, if any) or interest has become due and payable, at the request of CNAF, will be repaid to CNAF and the holder of such Junior Debt Security will look only to CNAF for payment thereof.

GLOBAL JUNIOR DEBT SECURITIES

         The Junior Debt Securities of a series may be issued in whole or in part in the form of one or more Global Junior Debt Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the prospectus supplement relating to such series. Global Junior Debt Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Junior Debt Securities represented thereby, a Global Junior Debt Security may not be transferred except as a whole by the Depositary for such Global Junior Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

         The specific terms of the depositary arrangement with respect to a series of Junior Debt Securities will be described in the prospectus supplement relating to such series. CNAF anticipates that the provisions described above under the heading "Description of Debt Securities-Global Securities" will generally apply to depositary arrangements with respect to the Junior Debt Securities, as if the Junior Debt Securities were "Debt Securities" as discussed in that section.

OPTION TO EXTEND INTEREST PAYMENT DATE

         If provided in the applicable prospectus supplement, CNAF shall have the right at any time and from time to time during the term of any series of Junior Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such Extension Period may not extend beyond the Stated Maturity of such series of Junior Debt Securities.

REDEMPTION

         Unless otherwise indicated in the applicable prospectus supplement, Junior Debt Securities will not be subject to any sinking fund.

         Unless otherwise indicated in the applicable prospectus supplement, CNAF may, at its option, redeem the Junior Debt Securities of any series in whole at any time or in part from time to time. Junior Debt Securities in] denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any Junior Debt Security so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the principal amount thereof.

         Except as otherwise specified in the applicable prospectus supplement, if a Junior Debt Security Tax Event (as defined below) in respect of a series of Junior Debt Securities shall occur and be continuing, CNAF may, at its option, redeem such series of Junior Debt Securities in whole (but not in part) at any time within 90 days of the occurrence of such Junior Debt Security Tax Event, at a redemption price equal to 100% of the principal amount of such Junior Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption.

         "Junior Debt Security Tax Event" means the receipt by CNAF of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the applicable series of Junior Debt Securities under the Junior Indenture, there is more than an insubstantial risk that interest payable by CNAF on such series of Junior Debt Securities is not, or within 90 days of the date of such opinion will not be, deductible by CNAF, in whole or in part, for United States federal income tax purposes.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Junior Debt Securities to be redeemed at its registered address. Unless CNAF defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Debt Securities or portions thereof called for redemption.

MODIFICATION OF JUNIOR INDENTURE

         From time to time CNAF and the Junior Indenture Trustee may, without the consent of the holders of any series of Junior Debt Securities, amend, waive or supplement the Junior Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of any series of Junior Debt Securities or, in the case of Corresponding Junior Debt Securities, the holders of the Related Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Junior Indenture under the Trust Indenture Act. The Junior Indenture contains provisions permitting CNAF and the Junior Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of each outstanding series of Junior Debt Securities affected, to modify the Junior Indenture in a manner affecting the rights of the holders of such series of the Junior Debt Securities; provided, that no such modification may, without the consent of the holder of each outstanding Junior Debt Security so affected, (i) change the Stated Maturity of any series of Junior Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such extension as is contemplated hereby) or (ii) reduce the percentage of principal amount of Junior Debt Securities of any series, the holders of which are required to consent to any such modification of the Junior Indenture, provided that, in the case of Corresponding Junior Debt Securities, so long as any of the Related Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Junior Indenture may occur, and no waiver of any Junior Debt Security Event of Default or compliance with any covenant under the Junior Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation preference of such Related Preferred Securities unless and until the principal of the Corresponding Junior Debt Securities and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

         In addition, CNAF and the Junior Indenture Trustee may execute, without the consent of any holder of Junior Debt Securities, any supplemental Junior Indenture for the purpose of creating any new series of Junior Debt Securities.

JUNIOR DEBT RELATED EVENTS OF DEFAULT

         The Junior Indenture provides that any one or more of the following described events with respect to a series of Junior Debt Securities that has occurred and is continuing constitutes a "Junior Debt Related Event of Default" with respect to such series of Junior Debt Securities:

         - failure for 30 days to pay any interest on such series of the Junior Debt Securities, when due (subject to the deferral of any due date in the case of an Extension Period); or

         - failure to pay any principal or premium, if any, on such series of Junior Debt Securities when due whether at maturity, upon redemption by declaration or otherwise; or

         - failure to observe or perform in any material respect certain other covenants contained in the Junior Indenture for 90 days after written notice to CNAF from the Junior Indenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of such series of outstanding Junior Debt Securities; or

         - certain events in bankruptcy, insolvency or reorganization of CNAF.

         The holders of a majority in aggregate outstanding principal amount of such series of Junior Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Indenture Trustee. The Junior Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Junior Debt Securities may declare the principal due and payable immediately upon a Junior Debt Related Event of Default, and, in the case of Junior Debt Securities issued to a CNA Capital Trust ("Corresponding Junior Debt Securities") in connection with the issuance of Preferred Securities by such CNA Capital Trust ("Related Preferred Securities"), should the Junior Indenture Trustee or such holders of such Corresponding Junior Debt Securities fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the Related Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of such series of Junior Debt Securities may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of Junior Debt Securities which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Junior Indenture Trustee. In the case of Corresponding Junior Debt Securities, should the holders of such Corresponding Junior Debt Securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the Related Preferred Securities shall have such right.

         The holders of a majority in aggregate outstanding principal amount of the Junior Debt Securities affected thereby may, on behalf of the holders of all the Junior Debt Securities, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Junior Indenture Trustee) or a default in respect of a covenant or provision which under the Junior Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debt Security. In the case of Corresponding Junior Debt Securities, should the holders of such Corresponding Junior Debt Securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the Related Preferred Securities shall have such right. CNAF is required to file annually with the Junior Indenture Trustee a certificate as to whether or not CNAF is in compliance with all the conditions and covenants applicable to it under the Junior Indenture.

         In case a Junior Debt Related Event of Default shall occur and be continuing as to a series of Corresponding Junior Debt Securities, the Property Trustee will have the right to declare the principal of and the interest on such Corresponding Junior Debt Securities, and any other amounts payable under the Junior Indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to such Corresponding Junior Debt Securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

         If a Junior Debt Related Event of Default has occurred and is continuing and such event is attributable to the failure of CNAF to pay interest or principal on the related Junior Debt Securities on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a legal proceeding directly against CNAF for enforcement of payment to such holder of the principal of or interest on such related Junior Debt Securities having a principal amount equal to the aggregate liquidation amount of the Related Preferred Securities of such holder (a "Direct Action"). CNAF may not amend the Junior Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the applicable Issue may become subject to the reporting obligations under the Securities Exchange Act of 1934, as amended. CNAF shall have the right under the Junior Indenture to set-off any payment made to such holder of Preferred Securities by CNAF in connection with a Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the related Junior Debt Securities.

         The holders of the Preferred Securities would not be able to exercise directly any remedies other than those described in the preceding paragraph available to the holders of the Junior Debt Securities unless there shall have been an Event of Default under the Trust Agreement. See "Description of Preferred Securities - Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         The Junior Indenture provides that CNAF shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into CNAF or convey, transfer or lease its properties and assets substantially as an entirety to CNAF, unless (i) in case CNAF consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes CNAF's obligations on the Junior Debt Securities issued under the Junior Indenture;
(ii) immediately after giving effect thereto, no Junior Debt Related Event of Default, and no event which, after notice or lapse of time or both, would become a Junior Debt Related Event of Default, shall have happened and be continuing;
(iii) in the case of Corresponding Junior Debt Securities, such transaction is permitted under the related Trust Agreement or Guarantee and does not give rise to any breach or violation of the related Trust Agreement and Guarantee, and
(iv) certain other conditions as prescribed in the Junior Indenture are met.

         Other than the covenants described above, or as set forth in any accompanying prospectus supplement, the Junior Indenture and the Junior Debt Securities do not contain any covenants or other provisions designed to afford holders of the Junior Debt Securities protection in the event of a takeover, recapitalization or highly leveraged transaction involving CNAF.

SATISFACTION AND DISCHARGE

         The Junior Indenture provides that when, among other things, all Junior Debt Securities not previously delivered to the Junior Indenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and CNAF deposits or causes to be deposited with the Junior Indenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Debt Securities are payable sufficient to pay and discharge the entire indebtedness on the Junior Debt Securities not previously delivered to the Junior Indenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Indenture will cease to be of further effect (except as to CNAF's obligations to pay all other sums due pursuant to the Junior Indenture and to provide the officers' certificates and opinions of counsel described therein), and CNAF will be deemed to have satisfied and discharged the Junior Indenture.

CONVERSION OR EXCHANGE

         If and to the extent indicated in the applicable prospectus supplement, the Junior Debt Securities of any series may be convertible or exchangeable into Preferred Securities or other securities. The specific terms on which Junior Debt Securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of CNAF, in which case the number of shares of Preferred Securities or other securities to be received by the Holders of Junior Debt Securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

SUBORDINATION

         In the Junior Indenture, CNAF has agreed that any Junior Debt Securities issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Junior Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of CNAF, the holders of Senior Debt (as defined below) will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of Junior Debt Securities or, in the case of Corresponding Junior Debt Securities, the Property Trustee on behalf of the holders, will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Junior Debt Securities.

         In the event of the acceleration of the maturity of any Junior Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Debt Securities will be entitled to receive or retain any payment in respect of the principal of (or premium, if any) or interest, if any, on the Junior Debt Securities.

         No payments on account of principal (or premium, if any) or interest, if any, in respect of the Junior Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

         "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

         -        every obligation of such Person for money borrowed;

         - every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

         - every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

         - every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

         -        every capital lease obligation of such Person; and

         - every obligation of the type referred to in the preceding bullet points of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to CNAF whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Junior Indenture or thereafter incurred (including, without limitation, Debt incurred pursuant to the Senior Indenture and the Subordinated Indenture), unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Debt Securities or to other Debt which is pari passu with, or subordinated to, the Junior Debt Securities; provided, however, that Senior Debt shall not be deemed to include:

         - any Debt of CNAF which when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to CNAF;

         -        any Debt of CNAF to any of its subsidiaries;

         -        Debt to any employee of CNAF;

         -        any liability for taxes;

         - indebtedness or monetary obligations to trade creditors or assumed by CNAF or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services; and

         -        any other debt securities issued pursuant to the Junior
                  Indenture.

         The Junior Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Junior Debt Securities, may be changed prior to such issuance. Any such change would be described in the applicable prospectus supplement.

INFORMATION CONCERNING THE JUNIOR INDENTURE TRUSTEE

         The Junior Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Junior Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Junior Indenture at the request of any holder of Junior Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Junior Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Junior Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

CORRESPONDING JUNIOR DEBT SECURITIES

         The Corresponding Junior Debt Securities may be issued in one or more series of Junior Debt Securities under the Junior Subordinated Indenture with terms corresponding to the terms of a series of Related Preferred Securities. In that event, concurrently with the issuance of each CNA Capital Trust's Preferred Securities, such CNA Capital Trust will invest the proceeds thereof and the consideration paid by CNAF for the Common Securities in a series of Corresponding Junior Debt Securities issued by CNAF to such CNA Capital Trust. Each series of Corresponding Junior Debt Securities will be in the principal amount equal to the aggregate stated Liquidation Amount of the Related Preferred Securities and the Common Securities of such CNA Capital Trust and will rank pari passu with all other series of Junior Debt Securities. Holders of the Related Preferred Securities for a series of Corresponding Junior Debt Securities will have the rights in connection with modifications to the Junior Indenture or upon occurrence of Junior Debt Security Events of Default described under "--Modification of Junior Indenture" and "--Junior Debt Security Events of Default", unless provided otherwise in the prospectus supplement for such Related Preferred Securities.

         If a Special Event in respect of a CNA Capital Trust of Related Preferred Securities shall occur and be continuing (as defined under "Description of Preferred Securities - Redemption or Exchange"), CNAF may, at its option, redeem the Corresponding Junior Debt Securities at any time within 90 days of the occurrence of such Special Event, in whole but not in part, subject to the provisions of the Junior Indenture. The redemption price for any Corresponding Junior Debt Securities shall be equal to 100% of the principal amount of such Corresponding Junior Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the applicable CNA Capital Trust is the holder of all the outstanding series of Corresponding Junior Debt Securities, the proceeds of any such redemption will be used by the CNA Capital Trust to redeem the corresponding Trust Securities in accordance with their terms. CNAF may not redeem a series of Corresponding Junior Debt Securities in part unless all accrued and unpaid interest has been paid in full on all outstanding Corresponding Junior Debt Securities of such series for all interest periods terminating on or prior to the Redemption Date.

         CNAF will covenant in the Junior Indenture as to each series of Corresponding Junior Debt Securities, that if and so long as (i) the CNA Capital Trust of the related series of Trust Securities is the holder of all such Corresponding Junior Debt Securities, (ii) a Tax Event in respect of such CNA Capital Trust has occurred and is continuing and (iii) CNAF has elected, and has not revoked such election, to pay Additional Sums (as defined under "Description of Preferred Securities--Redemption or Exchange") in respect of such Trust Securities, CNAF will pay to such CNA Capital Trust such Additional Sums. CNAF will also agree, as to each series of Corresponding Junior Debt Securities:

         - to maintain directly or indirectly 100% ownership of the Common Securities of the CNA Capital Trust to which Corresponding Junior Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Junior Indenture may succeed to CNAF's ownership of the Common Securities

         - not to voluntarily terminate, wind-up or liquidate any CNA Capital Trust, except (a) in connection with a distribution of Corresponding Junior Debt Securities to the holders of the Preferred Securities in liquidation of such CNA Capital Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the related Trust Agreement; and

         - to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause such CNA Capital Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States Federal income tax purposes.

NO PERSONAL LIABILITY

         No past, present or future director, officer, employee or stockholder, as such, of CNAF or any successor thereof shall have any liability for any obligations of CNAF under the Junior Debt Securities or the Junior Indenture or for any claims based on, in respect of, or by reason of, such obligations or their creation. Each holder of Junior Debt Securities by accepting such Junior Debt Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Junior Debt Securities.


                           DESCRIPTION OF COMMON STOCK

         CNAF is authorized to issue 200 million shares of Common Stock. As of November 30, 1998, 185,525,907 shares of Common Stock were issued and 183,889,569 were outstanding. The Common Stock has a par value of $2.50 per share. As of November 30, 1998, Loews Corporation owned approximately 85% of CNAF's outstanding Common Stock.

         The following summary description of the terms of the Common Stock sets forth certain general terms and provisions of the Common Stock. This description is qualified in its entirety by reference to (i) CNAF's Certificate of Incorporation and By-Laws, copies of which are filed as exhibits to CNAF's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and to the Registration Statement and (ii) the description of the Common Stock set forth in CNAF's registration statement on Form S-3 (File No. 33-35250) filed on June 6, 1990, which is incorporated herein by reference.

DIVIDENDS

         Subject to the rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive dividends and other distributions in cash, stock or CNAF's property, when, as and if declared by CNAF's Board of Directors out of assets or funds of CNAF legally available therefor and shall share equally on a per share basis in all such dividends and distributions.

VOTING RIGHTS

         At every meeting of stockholders, every holder of Common Stock is entitled to one vote per share. Subject to any voting rights of the holders of Preferred Stock and as otherwise required by Delaware law, any action submitted to stockholders (other than the election of directors) is approved if approved by a majority of the stock having voting power present at a meeting at which there is a quorum. A quorum generally requires the presence, in person or proxy, of the holders of a majority of the stock issued and outstanding. Delaware law requires that the holders of a majority of the issued and outstanding shares of stock, eligible to vote thereon, approve (i) amendments to the Certificate of Incorporation, (ii) most mergers and consolidations of CNAF and (iii) sale of all or substantially all of CNAF's assets.

LIQUIDATION RIGHTS

         In the event of any liquidation, dissolution or winding-up of CNAF, whether voluntary or involuntary, the holders of Common Stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of Preferred Stock then outstanding.

MISCELLANEOUS

         The holders of Common Stock have no preemptive rights, cumulative voting rights, subscription rights, or conversion rights and the Common Stock is not subject to redemption.

         The transfer agent and registrar with respect to the Common Stock is First Chicago Trust Company of New York. The Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and also is traded on the Philadelphia Stock Exchange. The trading symbol for the Common Stock is "CNA".


                         DESCRIPTION OF PREFERRED STOCK

         CNAF is authorized to issue up to 12,500,000 shares of Preferred Stock, without par value, in one or more series. All shares of Preferred Stock, irrespective of series, constitute one and the same class. The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock. Certain terms of any series of Preferred Stock offered by the prospectus supplement will be described in the prospectus supplement relating to such series of Preferred Stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. CNAF has outstanding 750 shares each of Money Market Cumulative Preferred(TM) Stock, Series E and Series F with a liquidation preference of $100,000 per share and 2,000 shares of its Series G Cumulative Exchangeable Preferred Stock with a liquidation preference of $100,000 per share.

         The following summary description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock. This description is qualified in its entirety by reference to

CNAF's Certificate of Incorporation and By-Laws, copies of which are filed as exhibits to CNAF's registration statement on Form S-8 (File No. 333-65493) and to the Registration Statement.

GENERAL

         The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of Preferred Stock including:

         - the designation and number of shares comprising such series, which may be increased or decreased from time to time by the Board of Directors;

         - the dividend rate or rates on the shares of such series and the relation which such dividends bear to the dividends payable on any other class or classes or of any other series of capital stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the dates from which dividends shall accumulate;

         - whether the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

         - the rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of CNAF, which rights may vary depending on whether such liquidation, dissolution, distribution or winding-up is voluntary or involuntary, and, if voluntary, may vary at different dates;

         - whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

         - whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of CNAF, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

         - the voting powers, full and/or limited, if any, of the shares of such series; and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more matters;

         - whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

         - any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable.

Unless otherwise specifically described in the applicable prospectus supplement for a series of Preferred Stock, all shares of Preferred Stock shall be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the Preferred Stock shall share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all Preferred Stock, then such assets shall be distributed among the holders ratably.

         The description of certain provisions of the Preferred Stock described below is only a summary and is subject to and qualified in its entirety by reference to the Certificate of Incorporation and the Certificate of Designations that relates to a particular series of Preferred Stock which will be filed with the Commission at or prior to the time of the sale of the related Preferred Stock.

DIVIDEND RIGHTS

         Except as may be set forth in an applicable prospectus supplement relating to a series of Preferred Stock, the holders of Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the applicable prospectus supplement relating to a particular series of Preferred Stock. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on the stock books of CNAF on such record dates as will be fixed by the Board of Directors of CNAF or a duly authorized committee thereof. Dividends payable on the Preferred Stock for any period less than a full dividend period (being the period between such dividend payment dates) will be computed on the basis of the actual number of days elapsed over a 360 day year. For a full dividend period, the amount of dividends payable will be computed on the basis of a 360 day year consisting of twelve 30 day months. Except as may be set forth in the prospectus supplement relating to a series of Preferred Stock, such dividends shall be payable from, and shall be cumulative from, the date of original issue of each share, so that if in any dividend period dividends at the rate or rates as described in the applicable prospectus supplement relating to such series of Preferred Stock shall not have been declared and paid or set apart for payment on all outstanding shares of Preferred Stock for such dividend period and all preceding dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency shall be declared and fully paid or set apart for payment, but without interest, before any dividends shall be declared or paid or set apart for payment on the Common Stock by CNAF. After payment in full of all dividend arrearages on the Preferred Stock, dividends on the Common Stock may be declared and paid out of funds legally available for that purpose as the Board of Directors may determine.

REDEMPTION

         The prospectus supplement will describe whether and under what circumstances (i) any shares of Preferred Stock may be redeemed by CNAF and (ii) the holders of Preferred Shares may require CNAF to redeem any or all of such shares.

CONVERSION OR EXCHANGE

         The holders of Preferred Stock will have such rights, if any, to convert such shares into or to exchange such shares for shares of any other class or classes, or of any other series of any class, of the capital stock of CNAF and/or other property or cash, as described in the applicable prospectus supplement.

VOTING RIGHTS

         The holders of Preferred Stock will have such voting rights, if any, as described in the applicable prospectus supplement relating to a series of Preferred Stock. Unless and except to the extent required by the law or provided by the Board of Directors, holders of Preferred Stock shall have no voting power with respect to any matter. In no event shall the Preferred Stock be entitled to more than one vote per share in respect of each share of stock.

         The holders of the outstanding shares of a series of Preferred Stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the Certificate of Incorporation if the amendment, whether or not entitled to vote thereon by the Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such series of Preferred Stock, increase or decrease the par value of the shares of such series of Preferred Stock, or alter or change the powers, preferences, or special rights of the shares of such series of Preferred Stock so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of Preferred Stock so as to affect them adversely, but shall not so affect the entire series, then only the shares of the series so affected by the amendment shall be considered a separate series for purposes of this paragraph. The number of authorized shares of any such series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of CNAF entitled to vote irrespective of the previous two sentences, if so provided in the Certificate of Incorporation, in any amendment thereto which created such series of Preferred Stock, or in any amendment thereto which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such series of Preferred Stock. This paragraph reflects legal requirements under current Delaware law and is subject to any amendments to such law.

         The foregoing voting provisions will not apply if, in connection with the matters specified, provision is made for the redemption or retirement of all outstanding Preferred Stock.

LIQUIDATION RIGHTS

         Upon any liquidation, dissolution or winding up of CNAF, whether voluntary or involuntary, holders of Preferred Stock will have such preferences and priorities, if any, with respect to distribution of the assets of CNAF or the proceeds thereof as may be set forth in the applicable prospectus supplement relating to a series of Preferred Stock.

MISCELLANEOUS

         The transfer agent, dividend disbursing agent and registrar for the Preferred Stock issued in connection with this prospectus will be as described in the applicable prospectus supplement. The holders of Preferred Stock, including any Preferred Stock issued in connection with this prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of CNAF. When issued, the Preferred Stock will be fully paid and nonassessable. The Certificate of Designations setting forth the provisions of each series of Preferred Stock will become effective after the date of this prospectus, but on or before issuance of the related series of Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

         The description set forth below and in any prospectus supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to, the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.

GENERAL

         CNAF may, at its option, elect to have shares of Preferred Stock be represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between CNAF and a bank or trust company selected by CNAF (the "Preferred Stock Depositary"). The prospectus supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

         The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable prospectus supplement.

         A holder of Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect to the Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders.

         In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of CNAF, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

         The amount so distributed in any of the foregoing cases will be reduced by any amount required to be withheld by CNAF or the Preferred Stock Depositary on account of taxes.

CONVERSION AND EXCHANGE

         If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of

Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

REDEMPTION OF DEPOSITARY SHARES

         If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever CNAF redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by CNAF.

         After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by CNAF with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to CNAF after a period of two years from the date such funds are so deposited.

VOTING

         Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and CNAF will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing such Preferred Stock.

RECORD DATE

         Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of CNAF to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between CNAF and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

         Whenever so directed by CNAF, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to CNAF a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

CHARGES OF PREFERRED STOCK DEPOSITARY

         CNAF will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

MISCELLANEOUS

         The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office all reports and communications from CNAF which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

         Neither the Preferred Stock Depositary nor CNAF will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of CNAF under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither CNAF nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. CNAF and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

         The Preferred Stock Depositary may resign at any time or be removed by CNAF, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to CNAF, the Preferred Stock Depositary may terminate the Deposit Agreement. See "Amendment and Termination of Deposit Agreement" above.


                             DESCRIPTION OF WARRANTS

GENERAL

         CNAF may issue Warrants to purchase Debt Securities, Junior Debt Securities, Preferred Stock (or Depositary Shares representing Preferred Stock) or Common Stock (collectively, the "Underlying Warrant Securities"), and such Warrants may be issued independently or together with any such Underlying Warrant Securities and may be attached to or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between CNAF and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of CNAF in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following describes certain general terms and provisions of the offered Warrants hereby. Further terms of the Warrants and the applicable Warrant Agreement will be described in the applicable prospectus supplement.

         The applicable prospectus supplement will describe the specific terms of any Warrants for which this Prospectus is being delivered, including the following:

         -        the title of such Warrants;

         -        the aggregate number of such Warrants;

         -        the issue price or prices of the Warrants;

         - the currency or currencies, including composite currencies, in which the price of such Warrants may be payable;

         - the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants;

         - the price at which and the currency or currencies, including composite currencies, in which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased;

         -        the exercise date and expiration date for such Warrants;

         - whether such Warrants will be issued in registered form or bearer form;

         - if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time;

         - if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security;

         - if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be traded separately;

         -        information with respect to book-entry procedures, if any;

         - if applicable, a discussion of certain United States federal income tax considerations; and

         - any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


                       DESCRIPTION OF PREFERRED SECURITIES

         Pursuant to the terms of the Trust Agreement for each CNA Capital Trust, the Issuer Trustee on behalf of such CNA Capital Trust will issue the Preferred Securities and the Common Securities (collectively, "Trust Securities"). The Preferred Securities of a particular issue will represent preferred beneficial interests in the CNA Capital Trust and the holders thereof will be entitled to a preference over the Common Securities of such CNA Capital Trust in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of such CNA Capital Trust, as well as other benefits as described in the corresponding Trust Agreement. Because the description below is only a summary, it does not contain the detailed information contained in each Trust Agreement, including certain of the definitions used in this prospectus or in the Trust Indenture Act. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each of the CNA Capital Trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

GENERAL

         The Preferred Securities of a CNA Capital Trust will rank equal with, and payments will be made thereon in proportion with, the Common Securities of that CNA Capital Trust except as described under "--Subordination of Common Securities." Legal title to the Corresponding Junior Debt Securities will be held by the Property Trustee in trust for the benefit of the holders of the related Preferred Securities and Common Securities. Each Guarantee Agreement executed by CNAF for the benefit of the holders of a CNA Capital Trust's Preferred Securities (the "Guarantee" for such Preferred Securities) will be a guarantee on a subordinated basis with respect to the related Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the related CNA Capital Trust does not have funds on hand available to make such payments. See "Description of Guarantees."

         The revenue of the CNA Capital Trusts available for distribution to holders of Preferred Securities will be limited to payments under the related Junior Debt Securities which such CNA Capital Trust purchased with the proceeds from the sale of its Common Securities and Preferred Securities. If CNAF fails to make a required payment in respect of such Junior Debt Securities, the applicable CNA Capital Trust will not have sufficient funds to make the related payments, including distributions for of its Preferred Securities.

DISTRIBUTIONS

         Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable prospectus supplement. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Subordinated Indenture Trustee (as defined herein) is closed for business.

         Each CNA Capital Trust's Preferred Securities represent preferred beneficial interests in the applicable CNA Capital Trust, and the Distributions on each Preferred Security will be payable at a rate specified in the prospectus supplement for such Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions to which holders of Preferred Securities are entitled will accumulate additional Distributions at the rate per annum if and as specified in the applicable prospectus supplement. The term "Distributions" as used herein includes any such additional Distributions unless otherwise stated.

         If provided in the applicable prospectus supplement, CNAF has the right under the Indenture, pursuant to which it will issue the Corresponding Junior Debt Securities, to defer the payment of interest at any time or from time to time on any series of the Corresponding Junior Debt Securities for a period which will be specified in such prospectus supplement relating to such series (each, an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Corresponding Junior Debt Securities. Because of any such extension, Distributions on the corresponding Preferred Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum described in the prospectus supplement for such Preferred Securities) by the CNA Capital Trust which issued such Preferred Securities during any such Extension Period. During such Extension Period CNAF may not, and may not permit any subsidiary of CNAF to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of CNAF's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of CNAF that rank pari passu with or junior in interest to the Corresponding Junior Debt Securities or make any guarantee payments with respect to any guarantee by CNAF of debt securities of any subsidiary of CNAF if such guarantee ranks pari passu or junior in interest to the Corresponding Junior Debt Securities (other than (a) dividends or distributions in common stock of CNAF, (b) payments under any Guarantee and (c) purchases of common stock related to the issuance of common stock under any of CNAF's benefit plans for its directors, officers or employees).

         The revenue of each CNA Capital Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Corresponding Junior Debt Securities in which the CNA Capital Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of Junior Debt Securities--Corresponding Junior Debt Securities." If CNAF does not make interest payments on such Corresponding Junior Debt Securities, the Property Trustee will not have funds available to pay Distributions on the Related Preferred Securities. The payment of Distributions (if and to the extent the CNA Capital Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by CNAF on a limited basis as set forth herein under "Description of Guarantees."

         Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of such CNA Capital Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant distribution date. If any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date at least 15 days prior to the relevant Distribution Date, as specified in the applicable prospectus supplement.

REDEMPTION OR EXCHANGE

         Mandatory Redemption.

         Upon the repayment or redemption, in whole or in part, of any Corresponding Junior Debt Securities, whether at maturity or upon earlier redemption as provided in the Junior Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Common Securities and Preferred Securities of the CNA Capital Trust, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to the aggregate' Liquidation Amount of such Common Securities and Preferred Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by CNAF upon the concurrent redemption of such Corresponding Junior Debt Securities. See "Description of Junior Debt--Securities Redemption." If less than all of any series of Corresponding Junior Debt Securities are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related Preferred Securities and the Common Securities. The amount of premium, if any, paid by CNAF upon the redemption of all or any part of any series of any Corresponding Junior Debt Securities to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the related Preferred Securities and the Common Securities.

         CNAF will have the right to redeem any series of Corresponding Junior Debt Securities (i) in whole at any time or in part from time to time, subject to the conditions described under "Description of Junior Debt Securities-Redemption," (ii) at any time, in whole (but not in part), upon the occurrence of a Tax Event or an Investment Company Event (each as defined below, a "Special Event") and subject to the further conditions described under "Description of Junior Debt Securities-Redemption," or (iii) as may be otherwise specified in the applicable prospectus supplement.

         Special Event Redemption or Distribution of Corresponding Junior Debt Securities.

         If a Special Event in respect of a series of Preferred Securities and Common Securities shall occur and be continuing, CNAF has the right to redeem the Corresponding Junior Debt Securities in whole (but not in part) and thereby cause a mandatory redemption of such Preferred Securities and Common Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event. At any time, CNAF has the right to terminate the related CNA Capital Trust and, after satisfaction of the liabilities of creditors of such CNA Capital Trust as provided by applicable law, cause such Corresponding Junior Debt Securities to be distributed to the holders of such Preferred Securities and Common Securities in liquidation of the CNA Capital Trust. If CNAF does not elect either option described above, the applicable series of Preferred Securities will remain outstanding and, in the event a Tax Event has occurred and is continuing, Additional Sums (as defined below) may be payable on the Corresponding Junior Debt Securities.

         Extension of Maturity of Corresponding Junior Debt Securities.

         If provided in the applicable prospectus supplement, CNAF shall have the right to extend or shorten the maturity of any series of Corresponding Junior Debt Securities at the time that CNAF exercises its right to elect to terminate the related CNA Capital Trust and cause such Corresponding Junior Debt Securities to be distributed to the holders of such Preferred Securities and Common Securities in liquidation of the CNA Capital Trust, provided that it can extend the maturity only if certain conditions specified in the applicable prospectus supplement are met at the time such election is made and at the time of such extension.

         "Additional Sums" means the additional amounts as may be necessary so that the amount of Distributions then due and payable by a CNA Capital Trust on the outstanding Preferred Securities and Common Securities of the CNA Capital Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which such CNA Capital Trust has become subject as a result of a Tax Event.

         "Investment Company Event" means the receipt by the applicable CNA Capital Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the applicable CNA Capital Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the series of Preferred Securities issued by the CNA Capital Trust.

         "Like Amount" means (i) with respect to a redemption of any series of Common Securities or Preferred Securities, Securities of such series having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Corresponding Junior Debt Securities to be contemporaneously redeemed in accordance with the Junior Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Corresponding Junior Debt Securities to holders of any series of Trust Securities in connection with a dissolution or liquidation of the related CNA Capital Trust, Corresponding Junior Debt Securities having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Corresponding Junior Debt Securities are distributed.

         "Liquidation Amount" means the stated amount of $25 per Common Security or Preferred Security.

         "Tax Event" means the receipt by the applicable CNA Capital Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the CNA Capital Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the corresponding series of Corresponding Junior Debt Securities, (ii) interest payable by CNAF on such series of Corresponding Junior Debt Securities is not, or within 90 days of the date of such opinion, will not be, deductible by CNAF, in whole or in part, for United States federal income tax purposes, or (iii) the applicable CNA Capital Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         After the liquidation date fixed for any distribution of Corresponding Junior Debt Securities for any series of Preferred Securities (i) such series of Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company ("DTC") or its nominee, as the record holder of such series of Preferred Securities, will receive a registered global certificate or certificates representing the

Corresponding Junior Debt Securities to be delivered upon such distribution and
(iii) any certificates representing such series of Preferred Securities not held by DTC or its nominee will be deemed to represent the Corresponding Junior Debt Securities having a principal amount equal to the stated liquidation preference of such series of Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such series of Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

         There can be no assurance as to the market prices for the Preferred Securities or the Corresponding Junior Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of a CNA Capital Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Corresponding Junior Debt Securities that the investor may receive on dissolution and liquidation of a CNA Capital Trust, may trade at a different price from your purchase price for those Preferred Securities.

REDEMPTION PROCEDURES

         Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Corresponding Junior Debt Securities. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the related CNA Capital Trust has funds on hand available for the payment of such Redemption Price. See also "Subordination of Common Securities."

         If a CNA Capital Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are legally available, with respect to Preferred Securities held by DTC or its nominee, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Preferred Securities. If such Preferred Securities are not in book-entry form, the Property Trustee, to the extent funds are legally available, will irrevocably deposit with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the CNA Capital Trust or by CNAF pursuant to the Guarantee as described under "Description of Guarantees", Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the CNA Capital Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

         Subject to applicable law (including, without limitation, United States federal securities law), CNAF or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

         Payment of the Redemption Price on the Preferred Securities and any distribution of Corresponding Junior Debt Securities to holders of Preferred Securities shall be made to the applicable recordholders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be a date at least 15 days prior to the Redemption Date or liquidation date, as applicable, as specified in the applicable prospectus supplement.

         If less than all of the Preferred Securities and Common Securities issued by an issuer are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Trust Securities to be redeemed at its registered address. Unless CNAF defaults in payment of the Redemption Price on the Corresponding Subordinated Debt Securities, on and after the Redemption Date interest ceases to accrue on such Subordinated Debt Securities or portions thereof (and distributions cease to accrue on the Related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

         Payment of Distributions on, and the Redemption Price of, each CNA Capital Trust's Preferred Securities and Common Securities, as applicable, shall be made proportionately based on the Liquidation Amount of such Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Subordinated Debt Security Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the CNA Capital Trust's Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the CNA Capital Trust's outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the CNA Capital Trust's outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the CNA Capital Trust's Preferred Securities then due and payable.

         In the case of any Event of Default resulting from a Junior Debt Related Event of Default, CNAF as holder of such CNA Capital Trust's Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable Trust Agreement until the effect of all such Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Preferred Securities and not on behalf of CNAF as holder of the CNA Capital Trust's Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

         Pursuant to each Trust Agreement, each CNA Capital Trust shall automatically terminate upon expiration of its term and shall terminate on the first to occur of:

          - certain events of bankruptcy, dissolution or liquidation of CNAF (a "Bankruptcy Event");

          - the distribution of a Like Amount of the Corresponding Junior Debt Securities to the holders of its Trust Securities, if CNAF, as Depositor, has given written direction to the Property Trustee to terminate such CNA Capital Trust (which direction is optional and wholly within the discretion of CNAF, as Depositor) (a "Distribution Event");

          - the redemption of all of the CNA Capital Trust's Trust Securities following a Special Event;

          - redemption of all of the CNA Capital Trust's Preferred Securities as described under "Description of Preferred Securities - Redemption or Exchange - Mandatory Redemption"; and

          - the entry of an order for the dissolution of the CNA Capital Trust by a court of competent jurisdiction (a "Dissolution Event").

         If an early termination occurs from a Bankruptcy Event, a Distribution Event or a Dissolution Event, the CNA Capital Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such CNA Capital Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Corresponding Junior Debt Securities, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the CNA Capital Trust available for distribution to holders, after satisfaction of liabilities to creditors of such CNA Capital Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because such CNA Capital Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such CNA Capital Trust on its Preferred Securities shall be paid on a pro rata basis. The holder(s) of such CNA Capital Trust's Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its Preferred Securities, except that if a Junior Debt Security Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities. A supplemental Indenture may provide that if an early termination occurs as described in the fifth bullet point above, the Corresponding Junior Debt Securities may be subject to optional redemption in whole (but not in part).

EVENTS OF DEFAULT; NOTICE

         Any one of the following events constitutes a "Trust Related Event of Default" under each Trust Agreement (a "Trust Related Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Trust Related Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          - the occurrence of a Junior Debt Related Event of Default under the Junior Indenture (see "Description of Junior Debt Securities - Junior Debt Related Events of Default"); or

          - default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

          - default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

          - default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in such Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in the two immediately preceding bullet points), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding Preferred Securities of the applicable CNA Capital Trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under such Trust Agreement; or

          - the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by CNAF to appoint a successor Property Trustee within 60 days thereof.

         Within five Business Days after the occurrence of any Trust Related Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of such CNA Capital Trust's Preferred Securities, the Administrative Trustees and CNAF, as Depositor, unless such Event of Default shall have been cured or waived. CNAF, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.

         If a Junior Debt Related Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of each CNA Capital Trust as described above. See "Liquidation Distribution Upon Termination." The existence of a Trust Related Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF ISSUER TRUSTEES

         Unless a Junior Debt Related Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Junior Debt Related Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the

Administrative Trustees, which voting rights are vested exclusively in CNAF as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

         Unless a Trust Related Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, CNAF, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case a Junior Debt Related Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

         Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under each Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE CNA CAPITAL TRUSTS

         A CNA Capital Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. A CNA Capital Trust may, at the request of CNAF, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state; provided, that:

          - such successor entity either (a) expressly assumes all of the obligations of such CNA Capital Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

          - CNAF expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Corresponding Junior Debt Securities;

          - the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any;

          - such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization;

          - such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect;

          - such successor entity has a purpose identical to that of the CNA Capital Trust;

          - prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, CNAF has received an opinion from independent counsel to the CNA Capital Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the CNA Capital Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

          - CNAF or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, a CNA Capital Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the CNA Capital Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF EACH TRUST AGREEMENT

         Except as provided below and under "Description of Guarantees-Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of the Preferred Securities will have no voting rights.

         Each Trust Agreement may be amended from time to time by CNAF, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement, or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that the CNA Capital Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the CNA Capital Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. Each Trust Agreement may be amended by the Issuer Trustees and CNAF with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities, and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the CNA Capital Trust's status as a grantor trust for United States federal income tax purposes or the CNA Capital Trust's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

         So long as any Corresponding Junior Debt Securities are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Junior Indenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to such Corresponding Junior Debt Securities, (ii) waive any past default that is waivable under Section 513 of the Junior Indenture,
(iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Indenture or such Corresponding Junior Debt Securities, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Junior Indenture would require the consent of each holder of Corresponding Junior Debt Securities affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the corresponding Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of Preferred Securities of any notice of default with respect to the Corresponding Junior Debt Securities. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the CNA Capital Trust will not be classified as a corporation for United States federal income tax purposes on account of such action.

         Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in each Trust Agreement.

         No vote or consent of the holders of Preferred Securities will be required for a CNA Capital Trust to redeem and cancel its Preferred Securities in accordance with the applicable Trust Agreement.

         Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by CNAF, the Issuer Trustees or any affiliate of CNAF or any Issuer Trustees shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

         The Preferred Securities of a series may be issued in whole or in part in the form of one or more Global Preferred Securities that will be deposited with, or on behalf of, the Depositary identified in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement for such series, the Depositary will be DTC. Global Preferred Securities may be issued only in fully registered form and in

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
either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Preferred Securities represented thereby, a Global Preferred Security may not be transferred except as a whole by the Depositary for such Global Preferred Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

         The specific terms of the depositary arrangement with respect to a series of Preferred Securities will be described in the applicable prospectus supplement. CNAF anticipates that the following provisions will generally apply to depositary arrangements.

         Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the Depositary, the Depositary for such Global Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities or by CNAF if such Preferred Securities are offered and sold directly by CNAF. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

         So long as the Depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Indenture governing such Preferred Securities. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities of the series represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

         Payments of principal of (and premium, if any) and interest on individual Preferred Securities represented by a Global Preferred Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Preferred Security representing such Preferred Securities. None of CNAF, the Property Trustee, any Paying Agent, or the Securities Registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         CNAF expects that the Depositary for a series of Preferred Securities or its nominee, upon receipt of any payment of Liquidation Amount, premium or Distributions in respect of a permanent Global Preferred Security representing any of such Preferred Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security for such Preferred Securities as shown on the records of such Depositary or its nominee. CNAF also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

         Unless otherwise specified in the applicable prospectus supplement, if a Depositary for a series of Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by CNAF within 90 days, CNAF will issue individual Preferred Securities of such series in exchange for the Global Preferred Security representing such series of Preferred Securities. In addition, CNAF may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such Preferred Securities, determine not to have any Preferred Securities of such series represented by one or more Global Preferred Securities and, in such event, will issue individual Preferred Securities of such series in exchange for the Global Preferred Security or Securities representing such series of Preferred Securities. Further, if CNAF so specifies with respect to the Preferred Securities of a series, an owner of a beneficial interest in a Global Preferred Security representing Preferred Securities of such series may, on terms acceptable to CNAF, the Property Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such Preferred Securities. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities of the series represented by such Global Preferred Security equal in principal amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities of such series so issued will be issued in denominations, unless otherwise specified by CNAF, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENCY

         Payments in respect of the Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any CNA Capital Trust's Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable prospectus supplement, the paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and CNAF. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and CNAF. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and CNAF) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

         Unless otherwise specified in the applicable prospectus supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

         Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each CNA Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The CNA Capital Trusts will not be required to register or cause to be registered the transfer of their Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The Property Trustee, other than during the occurrence and continuance of a Trust Related Event of Default, undertakes to perform only such duties as are specifically set forth in each Trust Agreement and, after such Trust Related

Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the applicable Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Related Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable Trust Agreement or is unsure of the application of any provision of the applicable Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by CNAF and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the CNA Capital Trust's Common Securities and Preferred Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

         The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the CNA Capital Trusts in such a way that no CNA Capital Trust will be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Corresponding Subordinated Debt Securities will be treated as indebtedness of CNAF for United States federal income tax purposes. In this connection, CNAF and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each CNA Capital Trust or each Trust Agreement, that CNAF and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

         Holders of the Preferred Securities have no preemptive or similar rights.

         No CNA Capital Trust may borrow money or issue debt or mortgage or pledge any of its assets.


                            DESCRIPTION OF GUARANTEES

         A Guarantee will be executed and delivered by CNAF concurrently with the issuance by each CNA Capital Trust of its Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The First National Bank of Chicago will act as indenture trustee ("Guarantee Trustee") under each Guarantee for the purposes of compliance with the Trust Indenture Act and each Guarantee will be qualified as an indenture under the Trust Indenture Act. The form of the Guarantee has been included as an exhibit to the Registration Statement.

         The following description summarizes the material terms of the Guarantees. This summary is qualified in its entirety by reference to the detailed provisions of the Guarantees, including the definitions of certain terms used in the description of the Guarantees in this prospectus, and those terms made a part of each of the Guarantees by the Trust Indenture Act. Reference in this summary to Preferred Securities means that CNA Capital Trust's Preferred Securities to which a Guarantee relates. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related CNA Capital Trust's Preferred Securities.

GENERAL

         CNAF will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that such CNA Capital Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the related CNA Capital Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that such CNA Capital Trust has funds on hand available therefor at such time,
(ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that such CNA Capital Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such CNA Capital Trust (unless the Corresponding Subordinated Debt Securities are distributed to holders of such Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of such CNA Capital Trust remaining available for distribution to holders of Preferred Securities. CNAF's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by CNAF to the holders of the applicable Preferred Securities or by causing the CNA Capital Trust to pay such amounts to such holders.

         Each Guarantee will be an irrevocable guarantee on a subordinated basis of the related CNA Capital Trust's obligations under the Preferred Securities, but will apply only to the extent that such related CNA Capital Trust has funds sufficient to make such payments, and is not a guarantee of collection.

         If CNAF does not make interest payments on the Corresponding Junior Debt Securities held by the CNA Capital Trust, the CNA Capital Trust will not have funds legally available and will not be able to pay Distributions on the Preferred Securities. Each Guarantee will rank subordinate and junior in right of payment to all Senior Debt of CNAF. See "- Status of the Guarantees." Except as otherwise provided in the applicable prospectus supplement, the Guarantees do not limit the incurrence or issuance of other secured or unsecured debt of CNAF, whether under the Indenture, any other indenture that CNAF may enter into in the future or otherwise. See the prospectus supplement relating to any offering of Preferred Securities.

         CNAF's obligations described herein and in any accompanying prospectus supplement, through the applicable Guarantee, the applicable Trust Agreement, the Junior Debt Securities, the Junior Indenture and any supplemental indentures thereto, and the Expense Agreement, taken together, constitute a full, irrevocable and unconditional guarantee by CNAF of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the CNA Capital Trust's obligations under the Preferred Securities. See "The CNA Capital Trusts," "Description of Preferred Securities," and "Description of Subordinated Debt Securities."

STATUS OF THE GUARANTEES

         Each Guarantee will constitute an unsecured obligation of CNAF and will rank subordinate and junior in right of payment to all Senior Debt.

         Each Guarantee will rank equally with all other Guarantees issued by CNAF. Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be held for the benefit of the holders of the related Preferred Securities. Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the CNA Capital Trust or upon distribution to the holders of the Preferred Securities of the Corresponding Subordinated Debt Securities. None of the Guarantees places a limitation on the amount of additional Senior Debt that may be incurred by CNAF. CNAF expects from time to time to incur additional indebtedness constituting Senior Debt.

AMENDMENTS AND ASSIGNMENT

         Except with respect to any changes which do not materially adversely affect the rights of holders of the related Preferred Securities (in which case no vote will be required), no Guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities-Voting Rights; Amendment of Each Trust Agreement." All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of CNAF and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

EVENTS OF DEFAULT

         An event of default under each Guarantee will occur upon the failure of CNAF to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the related Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

         Any holder of the Preferred Securities may institute a legal proceeding directly against CNAF to enforce its rights under such Guarantee without first instituting a legal proceeding against the CNA Capital Trust, the Guarantee Trustee or any other person or entity.

         CNAF, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not CNAF is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The Guarantee Trustee, other than during the occurrence and continuance of a default by CNAF in performance of any Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee and, after default with respect to any Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEES

         Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the related Preferred Securities, upon full payment of the amounts payable upon liquidation of the related CNA Capital Trust or upon distribution of Corresponding Junior Debt Securities to the holders of the related Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid under such Preferred Securities or such Guarantee.

THE EXPENSE AGREEMENT

         Pursuant to the Expense Agreement entered into by CNAF under each Trust Agreement (the "Expense Agreement"), CNAF will irrevocably and unconditionally guarantee to each person or entity to whom the CNA Capital Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the CNA Capital Trust, other than obligations of the CNA Capital Trust to pay to the holders of any Preferred Securities or other similar interests in the CNA Capital Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be.


                     DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

         CNAF may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CNAF, and CNAF to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and either (x) Debt Securities or Junior Debt Securities, (y) debt obligations of third parties, including U.S. Treasury securities, or (z) Preferred Securities of a CNA Capital Trust, securing the holder's obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CNAF to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances CNAF may deliver newly issued prepaid stock purchase contracts ("Prepaid Securities") upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

         The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued.


                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                    THE CORRESPONDING JUNIOR DEBT SECURITIES
                               AND THE GUARANTEES

FULL AND UNCONDITIONAL GUARANTEE

         Payments of Distributions and other amounts due on the Preferred Securities (to the extent the CNA Capital Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by CNAF as and to the extent set forth under "Description of Guarantees." Taken together, CNAF's obligations under each series of Junior Debt Securities, the Junior
Indenture, the related Trust Agreement, the related Expense Agreement, and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the CNA Capital Trust's obligations under the Preferred Securities. If and to the extent that CNAF does not make payments on any series of Corresponding Junior Debt Securities, such CNA Capital Trust will not pay Distributions or other amounts due on its Preferred Securities. The Guarantees do not cover payment of Distributions when the related CNA Capital Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of a series of Preferred Securities is to institute a legal proceeding directly against CNAF for enforcement of payment of such Distributions to such holder. The obligations of CNAF under each Guarantee are subordinate and junior in right of payment to all Senior Debt of CNAF.

SUFFICIENCY OF PAYMENTS

         As long as payments of interest and other payments are made when due on each series of Corresponding Junior Debt Securities, such payments will be sufficient to cover Distributions and other payments due on the related Preferred Securities, primarily because (i) the aggregate principal amount of each series of Corresponding Junior Debt Securities will be equal to the sum of the aggregate stated Liquidation Amount of the Related Preferred Securities and related Common Securities; (ii) the interest rate and interest and other payment dates on each series of Corresponding Junior Debt Securities will match the Distribution rate and Distribution and other payment dates for the related Preferred Securities; (iii) CNAF shall pay for all and any costs, expenses and liabilities of such CNA Capital Trust except the CNA Capital Trust's obligations to holders of its Preferred Securities under such Preferred Securities; and (iv) each Trust Agreement further provides that the CNA Capital Trust will not engage in any activity that is not consistent with the limited purposes of such CNA Capital Trust.

         Notwithstanding anything to the contrary in the Junior Indenture, CNAF has the right to set-off any payment it is otherwise required to make thereunder with and to the extent CNAF has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

         A holder of any related Preferred Security may institute a legal proceeding directly against CNAF to enforce its rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the related CNA Capital Trust or any other person or entity.

         A default or event of default under any Senior Debt of CNAF would not constitute a default or Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt of CNAF, the subordination provisions of the Junior Indenture provide that no payments may be made in respect of the Corresponding Junior Debt Securities until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Corresponding Junior Debt Securities would constitute an Event of Default.

LIMITED PURPOSE OF CNA CAPITAL TRUSTS

         Each CNA Capital Trust's Preferred Securities evidence a beneficial interest in such CNA Capital Trust, and each CNA Capital Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Corresponding Junior Debt Securities. A principal difference between the rights of a holder of a Preferred Security and a holder of a Corresponding Junior Debt Security is that a holder of a Corresponding Junior Debt Security is entitled to receive from CNAF the principal amount of and interest accrued on Corresponding Junior Debt Securities held, while a holder of Preferred Securities is entitled to receive Distributions from such CNA Capital Trust (or from CNAF under the applicable Guarantee) if and to the extent such CNA Capital Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

         Upon any voluntary or involuntary termination, winding-up or liquidation of any CNA Capital Trust involving the liquidation of the Corresponding Junior Debt Securities, the holders of the related Preferred Securities will be entitled to receive, out of assets held by such CNA Capital Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities - Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of CNAF, the Property Trustee, as holder of the Corresponding Junior Debt Securities, would be a subordinated creditor of CNAF, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest, before any stockholders of CNAF receive payments or distributions. Since CNAF is the guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each CNA Capital Trust (other than the CNA Capital Trust's obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Corresponding Junior Debt Securities relative to other creditors and to stockholders of CNAF in the event of liquidation or bankruptcy of CNAF are expected to be substantially the same.


                              PLAN OF DISTRIBUTION

         CNAF and/or any CNA Capital Trust may sell any of the Offered Securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; or (iv) directly to purchasers.

         The prospectus supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to CNAF and/or a CNA Capital Trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Offers to purchase Offered Securities may be solicited by agents designated by CNAF from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this prospectus is delivered will be named, and any commissions payable by CNAF and/or the applicable CNA Capital Trust to such agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

         If Offered Securities are sold by means of an underwritten offering, CNAF and/or the applicable CNA Capital Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the Offered Securities in respect of which this prospectus is delivered to the public. If underwriters are used in the sale of the Offered Securities in respect of which this prospectus is delivered, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are used in the sale of the Offered Securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities of a series if any are purchased.

         If a dealer is used in the sales of the Offered Securities in respect of which this prospectus is delivered, CNAF and/or the applicable CNA Capital Trust will sell such Offered Securities to the dealer as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Offered Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

         Offers to purchase Offered Securities may be solicited directly by CNAF and/or the applicable CNA Capital Trust and the sale thereof may be made by CNAF and/or the applicable CNA Capital Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

         Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by CNAF and/or the applicable CNA Capital Trust against certain liabilities, including liabilities under the Securities Act.

         Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for CNAF and its subsidiaries in the ordinary course of business.

         Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for CNAF and/or the applicable CNA Capital Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with CNAF and/or the applicable CNA Capital Trust to indemnification or contribution by CNAF and/or the applicable CNA Capital Trust against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for CNAF and its subsidiaries in the ordinary course of business.

         If so indicated in the applicable prospectus supplement, CNAF and/or the applicable CNA Capital Trust may authorize agents, underwriters or dealers to solicit offers by certain types of institutions to purchase Offered Securities from CNAF and/or the applicable CNA Capital Trust at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable prospectus supplement will be paid to underwriters, dealers and agents soliciting purchases of Offered Securities pursuant to any such delayed delivery contracts accepted by CNAF and/or the applicable CNA Capital Trust.

                             VALIDITY OF SECURITIES

         Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon (i) for CNAF by Jonathan D. Kantor, Esq., Senior Vice President, Secretary and General Counsel of CNAF and Sonnenschein Nath & Rosenthal, Chicago, Illinois, counsel to CNAF; (ii) for the CNA Capital Trusts by Young, Conaway, Stargatt & Taylor special Delaware counsel to the CNA Capital Trusts; and (iii) for any underwriters, dealers or agents by Brown & Wood LLP, New York, New York.


                                     EXPERTS

         The consolidated financial statements and the related consolidated financial statement schedules incorporated by reference in this prospectus from CNAF's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which have been incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the Offering described in this Registration Statement.

      Securities and Exchange Commission registration fee.............  $166,800
      Accounting Fees and Expenses....................................         *
      Printing and Engraving Expenses.................................         *
      Legal Fees and Expenses.........................................         *
      Blue Sky Fees and Expenses......................................         *
      Indenture trustee's fees and expenses ..........................         *
      Miscellaneous...................................................         *
                                                                        --------

               Total..................................................  $      *
                                                                        ========

---------
   *  To be completed by amendment.


The foregoing items, except for the Securities and Exchange Commission fee, are estimated. All expenses will be borne by CNAF except as otherwise indicated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful."

         With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor .... [by reason of the person's service in one of the capacities specified in the preceding paragraph] against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other court shall deem proper."

         Article X of CNAF's By-Laws contains provisions similar to Section 145 of the DGCL, although providing mandatory indemnification in certain of the circumstances covered by Section 145(a) of the DGCL.

         Such indemnification may apply to claims arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling CNAF pursuant to the foregoing provisions, CNAF has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CNAF of expenses incurred or paid by a director, officer or controlling person of CNAF in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CNAF will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         CNAF maintains directors' and officers' liability insurance with an annual aggregate limit of [$___________] for the current policy period, subject to a [$___________] deductible at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer.

         Under each Trust Agreement, CNAF will agree to indemnify each of the Trustees of the CNA Capital Trust or any predecessor Trustee for the CNA Capital Trust, and to hold the Trustee harmless against, any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreements, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreements.


ITEM 16.  EXHIBITS

EXHIBIT NO.

3(a) Certificate of Incorporation of CNA Financial Corporation, as amended May 6, 1987 and May 6, 1998, is incorporated by reference to Exhibit 3.1 of CNAF's registration statement on Form S-8 (File No. 333-65493).

3(b) By-laws of CNA Financial Corporation, as amended February 12, 1997 and May 6, 1998, are incorporated by reference to
                     Exhibit 3.2 of CNAF's registration statement on Form S-8 (File No. 333-65493).

4(a) Senior Debt Indenture between CNA Financial Corporation and The First National Bank of Chicago, a national banking association, as Trustee, is incorporated by reference to
                     Exhibit 4.1 of CNAF's registration statement on Form S-3 (File No. 33-35250).

4(b) Form of First Supplemental Indenture of the Senior Indenture between CNA Financial Corporation and The First National Bank of Chicago, a national banking association, as Trustee, is incorporated by reference to Exhibit 4.2 of CNAF's registration statement on Form S-3 (File No. 33-50753).

4(c) Form of Subordinated Indenture between CNA Financial Corporation and The First National Bank of Chicago, a national banking association, as Trustee, is incorporated by reference to Exhibit 4.3 of CNAF's registration statement on Form S-3 (File No. 33-50753).

4(d) *               Form of Junior Subordinated Indenture between CNA Financial
                     Corporation and The First National Bank of Chicago, a national banking association, as Trustee.

4(e) *               Certificate of Trust of CNA Financial Capital I.

4(f) *               Trust Agreement of CNA Financial Capital I.

4(g) *               Certificate of Trust of CNA Financial Capital II.

4(h) *               Trust Agreement of CNA Financial Capital II.

4(i) *               Certificate of Trust of CNA Financial Capital III.

4(j) *               Trust Agreement of CNA Financial Capital III.

4(k) *               Form of Guarantee Agreement for CNA Financial Capital I.

4(l) *               Form of Guarantee Agreement for CNA Financial Capital II.

4(m) *               Form of Guarantee Agreement for CNA Financial Capital III.

5(a) *               Opinion of Jonathan D. Kantor, Esq.

5(b) *               Opinion of Sonnenschein Nath & Rosenthal.

5(c) * Opinion of Young, Conaway, Stargatt & Taylor as to legality of the Preferred Securities to be issued by CNA
                     Financial Capital I, CNA Financial Capital II and CNA
                     Financial Capital III.

23(a)                Consent of Deloitte & Touche, LLP.

23(b) *              Consent of Sonnenschein Nath & Rosenthal (to be included in Exhibit 5(a)).

23(c) *              Consent of Young, Conaway, Stargatt & Taylor (to be included in Exhibit 5(b)).

24                   Powers of Attorney.

25(a)                Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as
                     trustee under the Senior Indenture is incorporated by reference to Exhibit 25.1 of the registration statement on Form S-3 (File No. 333-33821).

25(b)                Form T-1 Statement of Eligibility of The First National
                     Bank of Chicago to act as trustee under the Subordinated
                     Indenture is incorporated by reference to Exhibit 25.2 of the registration statement on Form S-3 (File No. 333-33821).

25(c) *              Form T-1 Statement of Eligibility of The First National
                     Bank of Chicago to act as trustee under the Junior Subordinated
                     Indenture.

25(d) * Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Trust Agreement of CNA Financial Capital I.

25(e) * Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Trust Agreement of CNA
                     Financial Capital II.

25(f) * Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Trust Agreement of CNA Financial Capital III.

25(g) * Form T-1 Statement of Eligibility of The First National Bank of Chicago under the Guarantee for the benefit of the holders of Preferred Securities of CNA Financial Capital I.

25(h) *      Form T-1 Statement of Eligibility of The First National Bank of
             Chicago under the Guarantee for the benefit of the holders of Preferred Securities of CNA Financial Capital II.

25(i) *      Form T-1 Statement of Eligibility of The First National Bank of
             Chicago under the Guarantee for the benefit of the holders of Preferred Securities of CNA Financial Capital III.

-------------------------------------

*     To be filed by amendment



ITEM 17.  UNDERTAKINGS

      (a)  The undersigned registrants hereby undertake:

      (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) If the securities to be registered are to be offered at competitive bidding, the undersigned registrants hereby undertake: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

      (d) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned registrants hereby undertake that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (f) The undersigned registrants hereby undertake to file, if necessary, an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of such Act.

      (g) The undersigned registrants hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chicago, Illinois on December 24, 1998.

                                       CNA FINANCIAL CORPORATION


                                       By: /s/ W. James MacGinnitie
                                          -----------------------------
                                          W. James MacGinnitie
                                          Senior Vice President and
                                          Chief Financial Officer




                                   SIGNATURES


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THEIR RESPECTIVE CAPACITIES ON THE 24th DAY OF DECEMBER, 1998.

         SIGNATURE                                             TITLE
         ---------                                             -----
 /s/ Laurence A. Tisch*
-----------------------------        Chief Executive Officer and Director
      Laurence A. Tisch

 /s/ W. James MacGinnitie*
-----------------------------        Senior Vice President and Chief Financial
    W. James MacGinnitie             Officer (Principal Financial and Accounting
                                     Officer)
 /s/ Antoinette Cook Bush*
-----------------------------        Director
    Antoinette Cook Bush

 /s/ Dennis H. Chookaszian*
-----------------------------        Director
    Dennis H. Chookaszian

 /s/ Philip L. Engel*
-----------------------------        Director
       Philip L. Engel

 /s/ Robert P. Gwinn*
-----------------------------        Director
       Robert P. Gwinn

 /s/ Walter F. Mondale*
-----------------------------        Director
      Walter F. Mondale

 /s/ Edward J. Noha*
-----------------------------        Director
       Edward J. Noha

 /s/ Joseph Rosenberg*
-----------------------------        Director
      Joseph Rosenberg

 /s/ Richard L. Thomas*
-----------------------------        Director
      Richard L. Thomas

 /s/ James S. Tisch*
-----------------------------        Director
       James S. Tisch

 /s/ Perston Robert Tisch*
-----------------------------        Director
    Preston Robert Tisch

 /s/ Marvin Zonis*
-----------------------------        Director
        Marvin Zonis

* By: /s/W. James MacGinnitie
     ------------------------
         W. JAMES MACGINNITIE

/s/ W. James MacGinnitie, as Attorney-in-Fact Pursuant to Power of Attorney included on signature page filed electronically with Form S-3 on December 24, 1998.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, CNA Financial Capital I, CNA Financial Capital II, and CNA Financial Capital III, each certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 24, 1998.


                                    CNA FINANCIAL CAPITAL I

                                    By: CNA Financial Corporation, as Depositor


                                    By: /s/ W. James MacGinnitie
                                       ---------------------------------------
                                    Name: W. James MacGinnitie
                                       ---------------------------------------
                                    Title: Senior Vice President and Chief
                                           Financial Officer
                                       ---------------------------------------

                                    CNA FINANCIAL CAPITAL II

                                    By: CNA Financial Corporation, as Depositor



                                    By: /s/ W. James MacGinnitie
                                       ---------------------------------------
                                    Name: W. James MacGinnitie
                                       ---------------------------------------
                                    Title: Senior Vice President and Chief
                                           Financial Officer
                                       ---------------------------------------


                                    CNA FINANCIAL CAPITAL III

                                    By: CNA Financial Corporation, as Depositor



                                    By: /s/ W. James MacGinnitie
                                       ---------------------------------------
                                    Name: W. James MacGinnitie
                                       ---------------------------------------
                                    Title: Senior Vice President and Chief
                                           Financial Officer
                                       ---------------------------------------